Exhibit 10.41

AGREEMENT AND PLAN OF MERGER

among

THE GLIMPSE GROUP, INC.,

GLIMPSE MERGER SUB, LLC,

THE SELLERS,

THE SELLERS’ REPRESENTATIVE,

and

BRIGHTLINE INTERACTIVE, LLC

Dated as of May 25, 2022

This document is intended solely to facilitate discussions among the parties identified herein. It is not intended to create, and shall not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature prior to the duly authorized and approved execution of this document by all such parties and the delivery of an executed copy hereof by all such parties to all other parties.

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS

(continued)

Exhibits

Exhibit A	Form of Certificate of Formation

Exhibit B	Form of Sellers’ Lock-up Agreement

Exhibit C	Form of T. Gates Employment Agreement

Exhibit D	Form of E. Muendel Employment Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 25, 2022, by and among The Glimpse Group, Inc., a Nevada corporation (“Buyer”), Glimpse Merger Sub, LLC, a Nevada limited liability company and wholly-owned Subsidiary of Buyer (“Merger Sub”), and Erik Muendel, the Bradley S. Nierenberg Trust, Bruce Gates, Joyce Gates, Barton Gates and Tyler Gates (each a “Seller” and, collectively, the “Sellers”), Bruce Gates, solely in his capacity as representative of Sellers (the “Sellers’ Representative”) and Brightline Interactive, LLC, a Virginia limited liability company (“Company” and, together with Sellers, Sellers’ Representative, Buyer and Merger Sub, the “Parties”).

WHEREAS, Buyer and Sellers wish to effect a strategic business combination by means of a merger of Company with and into Merger Sub, with Merger Sub being the surviving entity in the Merger, as a result of which the Company will become a wholly-owned Subsidiary of Buyer (“Merger”) on the terms and subject to the conditions set forth herein;

WHEREAS, Sellers collectively own 100% of the issued and outstanding membership interests in the Company and, in accordance with the Company’s amended and restated operating agreement dated as of December 22, 2015, as amended (“Operating Agreement”) and the Virginia Limited Liability Company Act (“VLLCA”), have unanimously approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Managers (as defined in the Operating Agreement) have unanimously approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the respective Boards of Directors of Buyer (the “Buyer Board”) and Merger Sub (the “Merger Sub Board”) have each unanimously: (a) determined that it is in the best interests of Buyer or Merger Sub, as applicable, and its respective stockholders or its member, as applicable, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the Nevada Revised Statutes, as amended (the “NRS”);

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby, adopted as a “plan of reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder; and

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acquisition Proposal” has the meaning set forth in Section 8.3.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

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“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Documents” means the T. Gates Employment Agreement, E. Muendel Employment Agreement and Sellers Lock-Up Agreements.

“Articles of Merger” has the meaning set forth in Section 2.4.

“Auditor” means Hoberman & Lesser, LLP.

“Balance Sheet Date” has the meaning set forth in Section 4.4(a).

“Basket” has the meaning set forth in Section 10.4(a).

“Brightline Budget” has the meaning set forth in Section 3.2(c)(viii)(B).

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in New York, New York are authorized or required by Law or other governmental action to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Board” has the meaning set forth in the Recitals.

“Buyer Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by Buyer and Merger Sub to Company concurrently with the execution of this Agreement.

“Buyer Indemnitees” has the meaning set forth in Section 10.3.

“Buyer Material Adverse Effect” means any Effect that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of Buyer and its Subsidiaries, taken as a whole; or (b) the ability of Buyer to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that a Buyer Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution and delivery, announcement, or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of Buyer and its Subsidiaries with employees, suppliers, customers, Governmental Entities, or other third Persons (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the announcement or the pendency of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof, (iv) any outbreak or escalation of war or any act of terrorism, (v) the existence or worsening of any natural disasters, epidemics, pandemics, disease outbreaks (including in the case of the COVID-19 virus, only the worsening of the pandemic) or public health emergencies, or other force majeure events; (vi) general conditions in the industry in which Buyer and its Subsidiaries operate; (vii) any failure, in and of itself, by Buyer to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Buyer Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of Buyer’s securities or in its credit ratings (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Buyer Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Company’s or Sellers’ Representative’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Buyer Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on Buyer and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Buyer and its Subsidiaries conduct their businesses.

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“Buyer SEC Documents” means registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) filed or furnished by the Buyer with the SEC.

“Buyer Securities” has the meaning set forth in Section 6.2(b)(ii).

“Buyer Stock” means shares of Buyer’s common stock, par value $0.001 per share.

“Buyer Stock Consideration” has the meaning set forth in Section 5.3.

“Buyer Stock Issuance” means any issuance (or issuances) of shares of Buyer Stock in connection with the Merger (including as Earnout Consideration, if applicable) on the terms and subject to the conditions set forth in this Agreement.

“Buyer Stock Option” means any option to purchase Buyer Stock granted under any Buyer Stock Plan.

“Buyer Stock Plan” means The Glimpse Group, Inc. 2016 Equity Incentive Plan.

“Buyer Subsidiary Securities” has the meaning set forth in Section 6.2(d).

“Buyer Voting Debt” has the meaning set forth in Section 6.2(c).

“Cap” has the meaning set forth in Section 10.4(a).

“Cash Revenue Target” has the meaning set forth in Section 3.2(c)(i).

“Change in Control” means, with respect to any Person, a single transaction or group of related transactions (whether by way of purchase agreement, tender offer, merger, consolidation, business combination or other similar transaction) involving such Person, pursuant to which (i) the holders of more than fifty percent (50%) of the combined voting power of such Person immediately prior to such transaction (or their Affiliates) would cease to hold more than fifty percent (50%) of the combined voting power of such Person (or its successor entity) following such transaction or (ii) all or substantially all of the assets of such Person (including its Subsidiaries) are sold, leased, transferred, exclusively licensed or otherwise disposed, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of such Person.

“Charter Documents” means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

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“Closing” and “Closing Date” have the meaning set forth in Section 2.2.

“Closing Adjustment” has the meaning set forth in Section 3.3(a)(ii).

“Closing Certificate” has the meaning set forth in Section 2.3(a)(i).

“Closing Working Capital” means (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of 11:59 p.m. Eastern time on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 3.3(b)(i).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Action” has the meaning set forth in Section 4.3(d).

“Company Cash” shall mean all cash and cash equivalents (expressed in Dollars) of any kind of the Company (including, without limitation, all cash in bank accounts and cash on hand, restricted cash, cash on deposit, cash deposited with third parties and cash posted for bonds or with respect to escrows), as of the Effective Time; provided, that such amount shall not exceed $500,000.

“Company Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by Company and Sellers to Buyer concurrently with the execution of this Agreement.

“Company Employee” and “Company Employee Plans” have the meanings set forth in Section 4.12(a).

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company IP” has the meaning set forth in Section 4.7(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by Company or any of its Subsidiaries.

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“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of Company and its Subsidiaries, taken as a whole; or (b) the ability of Company to timely perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis; provided, however, that a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the execution and delivery, announcement, or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of Company and its Subsidiaries with employees, suppliers, customers, Governmental Entities, or other third Persons (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery of this Agreement or the announcement or the pendency of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof, (iv) any outbreak or escalation of war or any act of terrorism, (v) the existence or worsening of any natural disasters, epidemics, pandemics, disease outbreaks (including in the case of the COVID-19 virus, only the worsening the pandemic) or public health emergencies, or other force majeure events; (vi) general conditions in the industry in which Company and its Subsidiaries operate; (vii) any failure, in and of itself, by Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (viii) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Buyer’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Company and its Subsidiaries conduct their businesses.

“Company Material Contract” has the meaning set forth in Section 4.15(a).

“Company Membership Units” has the meaning set forth in Section 4.2(a).

“Company Owned IP” means all Intellectual Property owned by Company or any of its Subsidiaries.

“Company Registered IP” has the meaning set forth in Section 4.7(a).

“Consent” has the meaning set forth in Section 4.3(c).

“Continuing Employees” shall mean all employees of the Company who continue their employment with the Surviving Entity.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“Current Assets” means accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing; (b) deferred Tax assets; (c) receivables from any of the Company’s Affiliates, Managers, employees, officers or members and any of their respective Affiliates and (d) Company Cash, determined in accordance with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies (including with respect to reserves) that were used in the preparation of the Interim Financial Statements.

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“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding (a) payables to any of the Company’s Affiliates, Managers, employees, officers or members and any of their respective Affiliates; (b) deferred Tax liabilities; and (c) Indebtedness and Expenses, determined in accordance with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies (including with respect to reserves) that were used in the preparation of the Interim Financial Statements.

“D&O Indemnified Party” has the meaning set forth in Section 8.5(a).

“Direct Claim” has the meaning set forth in Section 10.5(c).

“Disclosed Litigation” has the meaning set forth in Section 4.9.

“Disputed Amounts” has the meaning set forth in Section 3.3(c)(iii).

“E. Muendel Employment Agreement” means that certain employment agreement between Buyer and Erik Muendel, substantially in the form of the agreement attached as Exhibit D.

“Earnout Calculations” has the meaning set forth in Section 3.2(c)(iii).

“Earnout Cash Payments” has the meaning set forth in Section 3.2(c)(i).

“Earnout Consideration” has the meaning set forth in Section 3.2(c).

“Earnout Notice” has the meaning set forth in Section 3.2(c)(iii).

“Earnout Objection Period” and “Earnout Objection Notice” have the meanings set forth in Section 3.2(c)(iv).

“Earnout Period” means, collectively, First Earnout Period, Second Earnout Period, and Third Earnout Period.

“Earnout Revenue Targets” means, collectively, the Cash Revenue Targets and the Stock Revenue Targets.

“Earnout Stock” means, (i) with respect to the First Stock Revenue Target or Second Stock Revenue Target, a number of validly issued, fully paid and non-assessable shares of Buyer Stock, equal to the quotient of $5,000,000 divided by the 360-Day VWAP (as measured as of the final day of the applicable Earnout Period) and (ii) with respect to the Third Stock Revenue Target, a number of validly issued, fully paid and non-assessable shares of Buyer Stock, equal to the quotient of $2,500,000 divided by the 360-Day VWAP (as measured as of the final day of the applicable Earnout Period).

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Effective Time” has the meaning set forth in Section 2.4.

“End Date” means September 30, 2022.

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“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Working Capital” and “Estimated Closing Working Capital Statement” have the meanings set forth in Section 3.3(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the filing of any required notices under antitrust Laws, or in connection with other regulatory approvals, and all other matters related to the Merger, the Buyer Stock Issuance, and the other transactions contemplated by this Agreement.

“Financial Statements” has the meaning section forth in Section 4.4(a).

“First Cash Revenue Target” has the meaning set forth in Section 3.2(c)(i).

“First Earnout Cash Payment” has the meaning set forth in Section 3.2(c)(i).

“First Earnout Period” means a one-year period, beginning on the first day of the month that begins on or most immediately after the Closing Date.

“First Stock Revenue Target” means Recognized Revenue totaling at least $6,000,000 in the aggregate at any time during the First Earnout Period.

“Fully Diluted Amount” means the sum of the number of issued and outstanding Company Membership Units, as of immediately prior to the Effective Time.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Entity” has the meaning set forth in Section 4.3(c).

“Hazardous Substance” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

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“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indebtedness” means, without duplication, (a) all Liabilities for borrowed money, (b) all Liabilities evidenced by notes, bonds, debentures, mortgage or other instruments, (c) all Liabilities under any debt security, interest rate, currency or other hedging or swap, derivative obligation or other similar arrangement and (d) all Liabilities for the reimbursement of draws under outstanding letters of credit, performance bonds or similar instruments (but only to the extent drawn), in each case including any amounts payable to terminate such arrangements.

“Indebtedness Payoff Amount” has the meaning set forth in Section 2.3(b)(i).

“Independent Accountant” means an independent accounting or financial consulting firm of recognized national standing mutually selected by Buyer and the Sellers’ Representative, which shall not have any material relationship with Buyer, the Company or any of their respective Affiliates.

“Initial Cash Consideration” has the meaning set forth in Section 3.2(a).

“Initial Per Unit Cash Consideration” means the Initial Cash Consideration divided by the Fully Diluted Amount.

“Initial Stock Consideration” means a number of validly issued, fully paid and non-assessable shares of Buyer Stock, equal to the quotient of $5,000,000 divided by the 30-Day VWAP (as measured as of the Closing Date).

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“IPO” means the consummation of (i) the first underwritten public offering of equity securities of the IPO Corporation pursuant to an effective registration statement under the Securities Act, excluding registration statements on Form S-4, Form S-8 or similar limited purpose forms, or under the corresponding provisions of the securities laws of any non-U.S. jurisdiction, (ii) a direct listing of equity securities of the IPO Corporation on a national securities exchange under the Exchange Act or (iii) a merger involving a special purpose acquisition company (“SPAC”), pursuant to which equity securities of the IPO Corporation are exchanged for securities of the SPAC or its parent company that are registered under the Exchange Act and are listed for trading on a national securities exchange.

“IPO Corporation” means the entity which undertakes the IPO, which may be, without limitation, the Surviving Entity or any successor to the Surviving Entity, a parent holding company of the Surviving Entity or any Subsidiary of the Surviving Entity.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to Company and its Subsidiaries, the actual knowledge of Tyler Gates and Erik Muendel after due inquiry; and (b) with respect to Buyer and its Subsidiaries, the actual knowledge of Lyron Bentovim, Maydan Rothblum and Jeff Meisner after due inquiry.

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“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which Company or any of its Subsidiaries holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Company or any of its Subsidiaries thereunder.

“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Company or any of its Subsidiaries.

“Legal Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Liability” means any liability, indebtedness, commitment or obligation of any kind (whether asserted, unasserted, known, unknown, accrued, unaccrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Losses” means losses, damages, liabilities, deficiencies, Legal Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, consequential, speculative or indirect damages, except to the extent actually awarded to a Governmental Entity or other third party.

“Material Customer” has the meaning set forth in Section 4.19(a).

“Material Supplier” has the meaning set forth in Section 4.19(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means, collectively, the Initial Cash Consideration, Initial Stock Consideration, and Earnout Consideration.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

“Minimum Capital Amounts” has the meaning set forth in Section 3.2(c)(viii)(B).

“NASDAQ” has the meaning set forth in the definition of “30-Day VWAP.”

“NRS” has the meaning set forth in the Recitals.

“Order” means any order, decision, ruling, judgment, writ, injunction, stipulation, award or decree issued by any Governmental Entity.

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“Other Governmental Approvals” has the meaning set forth in Section 4.3(c).

“Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by Company.

“Parties” has the meaning set forth in the Preamble.

“Permits” has the meaning set forth in Section 4.8(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 3.3(b)(ii).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pro Rata Portion” means, as to any Seller, a percentage equal to the number of Company Membership Units held by such Seller immediately prior to the Effective Time divided by Fully Diluted Amount.

“Purchase Price” has the meaning set forth in Section 3.2.

“Real Estate” means the Owned Real Estate and the Leased Real Estate.

“Recognized Revenue” means, with respect to an applicable Earnout Period, determined in accordance with GAAP, the sum of: (i) gross revenue of the Surviving Entity for such Earnout Period; and (ii) gross revenue of Buyer or any of its Subsidiaries for such Earnout Period that is determined by Buyer in its reasonable and good faith discretion to be attributable to (x) the product lines or technologies of the Surviving Entity or (y) introductions to customers made by the Surviving Entity, subject to Buyer’s prior written consent to such introductions (provided, that Buyer may only withhold such consent if Buyer can reasonably establish that, as of the date that the Surviving Entity proposes such introduction, any such customer is (or was) already a customer of, or is being actively pursued as a customer by, Buyer or any of its Subsidiaries) (including, for the avoidance of doubt, any revenue generated from Buyer selling services or products provided by the Surviving Entity and any revenue generated from the Surviving Entity selling services or products provided by Buyer or its Subsidiaries other than the Surviving Entity).

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“Representatives” has the meaning set forth in Section 8.3.

“Requisite Company Vote” has the meaning set forth in Section 4.3(a).

“Resolution Period” has the meaning set forth in Section 3.3(c)(ii).

“Restricted Business” has the meaning set forth in Section 8.12.

“Restricted Period” has the meaning set forth in Section 8.12.

“Revenue Amounts” has the meaning set forth in Section 3.2(c)(viii)(B).

“Revenue Shortfall Amount” has the meaning set forth in Section 3.2(c)(viii)(B).

“Review Period” has the meaning set forth in Section 3.3(c)(i).

“SEC” means the Securities and Exchange Commission.

“Second Cash Revenue Target” has the meaning set forth in Section 3.2(c)(i).

“Second Earnout Cash Payment” has the meaning set forth in Section 3.2(c)(i).

“Second Earnout Period” means a two-year period, beginning on the first day of the month that begins on or most immediately after the Closing Date.

“Second Stock Revenue Target” means Recognized Revenue totaling at least $15,000,000 in the aggregate at any time during the Second Earnout Period.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnitees” has the meaning set forth in Section 10.3.

“Sellers Lock-Up Agreement” has the meaning set forth in Section 3.2(b), substantially in the form of the agreement attached as Exhibit B.

“Statement of Objections” has the meaning set forth in Section 3.3(c)(ii).

“Stock Revenue Targets” means, collectively, the First Stock Revenue Target, the Second Stock Revenue Target and the Third Stock Revenue Target.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Surviving Entity” has the meaning set forth in Section 2.1.

“T. Gates Employment Agreement” means that certain employment agreement between Buyer and Tyler Gates, substantially in the form of the agreement attached as Exhibit C.

“Target Working Capital” means $0.

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“Tax” or “Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” has the meaning set forth in Section 8.12.

“Third Cash Revenue Target” has the meaning set forth in Section 3.2(c)(i).

“Third Earnout Cash Payment” has the meaning set forth in Section 3.2(c)(i).

“Third Earnout Period” means a three-year period, beginning on the first day of the month that begins on or most immediately after the Closing Date.

“Third Party Claim” has the meaning set forth in Section 10.5.

“Third Stock Revenue Target” means Recognized Revenue totaling at least $28,500,000 in the aggregate at any time during the Third Earnout Period.

“Trading Day” means any day on which shares of Buyer Stock are traded on the NASDAQ.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Undisputed Amounts” has the meaning set forth in Section 3.3(c)(iii).

“VLLCA” has the meaning set forth in the Recitals.

“Voting Debt” has the meaning set forth Section 4.2(b).

“Year-End Financial Statements” has the meaning set forth in Section 4.4(a).

“30-Day VWAP” means, as of an applicable measurement date, the volume weighted average price per share of Buyer Stock on the Nasdaq Capital Market (“NASDAQ”) (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) measured on a cumulative basis over the thirty (30) consecutive Trading Days ending on and including the Trading Day immediately preceding such measurement date; provided that the 30-Day VWAP shall not be less than $7.00 per share (adjusted for stock splits and similar events).

“360-Day VWAP” means, as of an applicable measurement date, the volume weighted average price per share of Buyer Stock on NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) measured on a cumulative basis over the three hundred sixty (360) consecutive Trading Days ending on and including the Trading Day immediately preceding such measurement date; provided that the 360-Day VWAP shall not be less than $7.00 per share (adjusted for stock splits and similar events).

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ARTICLE II
The Merger

Section 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the NRS and VLLCA, at the Effective Time: (a) Company will merge with and into Merger Sub; (b) the separate existence of Company will cease; and (c) Merger Sub will continue its existence under the NRS as the surviving entity in the Merger and a Subsidiary of Buyer (sometimes referred to herein as the “Surviving Entity”).

Section 2.2 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 5:00 p.m., Eastern Daylight Time, on August 1, 2022 or as soon as practicable thereafter (and, in any event, within three (3) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the Buyer and the Sellers’ Representative (such date, the “Closing Date”). The Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties hereto.

Section 2.3 Closing Deliverables.

(a) At the Closing, the Company shall deliver to Buyer the following:

(i) a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, setting forth (x) the amounts of all Indebtedness outstanding immediately prior to the Closing Date and identifying the holders of such Indebtedness and (y) the amounts of all Expenses of the Company outstanding (subject to Section 11.6) immediately prior to the Closing Date and identifying the payee of such Expenses (the “Closing Certificate”);

(ii) a certificate, dated the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 9.1(a) and Section 9.1(b) have been satisfied;

(iii) a certificate of the Secretary of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by Company Action authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and (2) resolutions adopted by Company Action approving the Merger and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv) a certificate of the Secretary of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered by the Company hereunder;

(v) a good standing certificate (or its equivalent) from the State Corporation Commission for the Commonwealth of Virginia; and

(vi) the Ancillary Documents and such other documents or instruments as the Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

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(b) At the Closing, Buyer shall deliver to Sellers or Company, as specified herein, the following:

(i) the Initial Cash Consideration;

(ii) evidence (reasonably satisfactory to the Sellers’ Representative) that the Initial Stock Consideration has been issued and delivered pursuant to Section 3.2(b);

a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 9.2(a) and Section 9.2(b) have been satisfied;

(iii) a certificate of the Secretary of Buyer and Merger Sub certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer and Merger Sub authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iv) a certificate of the Secretary of Buyer and Merger Sub certifying the names and signatures of the officers of Buyer and Merger Sub authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; and

(v) the Ancillary Documents and such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(c) At the Closing, Buyer shall deliver by wire transfer of immediately available funds to each holder of the Indebtedness set forth on the Closing Certificate the portion of the Indebtedness Payoff Amount required to pay off in full such holder’s Indebtedness.

(d) At the Closing, Buyer shall deliver by wire transfer of immediately available funds to each payee of the Expenses of the Company, the applicable amount set forth in the Closing Certificate.

Section 2.4 Effective Time. Subject to the provisions of this Agreement, at the Closing, Company, Buyer, and Merger Sub will cause articles of merger (the “Articles of Merger”) to be executed, acknowledged, and filed with the Secretary of State of Nevada and the State Corporation Commission for the Commonwealth of Virginia in accordance with the relevant provisions of the NRS and VLLCA, respectively, and shall make all other filings or recordings required under the NRS and VLLCA, in each case in such form as is reasonably satisfactory to each party. The Merger will become effective at such time as the Articles of Merger has been duly filed with and accepted by the Secretary of State of the State of Nevada and the State Corporation Commission for the Commonwealth of Virginia or at such later date or time as may be agreed by Company and Buyer in writing and specified in the Articles of Merger in accordance with the NRS and the VLLCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.5 Effects of the Merger. The Merger shall have the effects set in this Agreement and in the applicable provisions of the NRS and VLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of Company shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, and duties of each of Company shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Entity.

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Section 2.6 Certificate of Formation; Operating Agreement. At the Effective Time: (a) the certificate of formation of the Surviving Entity shall be amended and restated so as to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of formation of the Surviving Entity until thereafter amended in accordance with the terms thereof and applicable Law; and (b) the operating agreement of Merger Sub as in effect immediately prior to the Effective Time shall be the operating agreement of the Surviving Entity, except that references to Merger Sub’s name shall be replaced with references to “Brightline Interactive, LLC” until thereafter amended in accordance with the terms thereof, the certificate of formation of the Surviving Entity, and applicable Law.

ARTICLE III
Effect of the Merger; PURCHASE PRICE

Section 3.1 Effect of the Merger on Membership Interests. At the Effective Time, as a result of the Merger and without any action on the part of Buyer, Merger Sub, or Company or the holder of any capital stock or equity interests of Buyer, Merger Sub, or Company, each Company Membership Unit that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, without interest for each Company Membership Unit:

(a) (x) a number of validly issued, fully paid and non-assessable shares of Buyer Stock, equal to the Initial Stock Consideration divided by the Fully Diluted Amount and (y) the Initial Per Unit Cash Consideration; and

(b) the right to receive Earnout Consideration, in accordance with Section 3.2(c).

Section 3.2 Purchase Price. The aggregate purchase price for the Company Membership Units shall be up to $32,500,000, subject to adjustment pursuant to Section 3.2(a) and Section 3.3, comprised of Initial Cash Consideration, Initial Stock Consideration, and Earnout Consideration as set forth in this Section 3.2 (“Purchase Price”). Subject to the effectiveness of the Merger, the Buyer shall deliver the following consideration:

(a) Initial Cash Consideration. At Closing, Buyer shall pay a total of $3,000,000, plus the Closing Adjustment, plus the aggregate amount of Company Cash, less the total amount of Indebtedness set forth in the Closing Certificate (the “Indebtedness Payoff Amount”), less the total amount of Expenses set forth in the Closing Certificate (“Initial Cash Consideration”), to the Sellers, in accordance with their Pro Rata Portion, by wire transfer of immediately available funds in the amounts and in accordance with the wire transfer instructions on Schedule 3.2(a) attached hereto (or such other instructions provided by a Seller to Buyer within three (3) Business Days of the Closing Date); and

(b) Initial Stock Consideration. At the Closing, Buyer shall deliver the Initial Stock Consideration to each of the Sellers in the amounts and in accordance with the account instructions set forth in Schedule 3.2(b) (or such other instructions provided by a Seller to Buyer within three (3) Business Days of the Closing Date), and shall cause its transfer agent to record a book entry evidencing the issuance of the Initial Stock Consideration in the name of such Sellers. At or prior to Closing, each of the Sellers agrees to execute a lock-up agreement, substantially in the form attached hereto as Exhibit B (“Sellers Lock-Up Agreement”).

(c) Earnout Consideration. During the three years after the Closing Date, as consideration for the Company Membership Units, Buyer shall pay to the Sellers, in accordance with their Pro Rata Portion, certain cash and stock earnout payments as provided for in this Section 3.2(c) (collectively, the “Earnout Consideration”).

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(i) Earnout Cash. At any time during the Third Earnout Period, calculated quarterly, on a cumulative basis, when Recognized Revenue totals (x) at least $7,000,000 (in the aggregate), $10,000,000 (in the aggregate), or $12,500,000 (in the aggregate) (each a “First Cash Revenue Target”), Sellers shall receive, in accordance with their Pro Rata Portion, $1,500,000 for meeting each such First Cash Revenue Target (each a “First Earnout Cash Payment”), (y) at least $28,500,000 (in the aggregate) (the “Second Cash Revenue Target”), Sellers shall receive, in accordance with their Pro Rata Portion, $2,500,000 for meeting such Second Cash Revenue Target (the “Second Earnout Cash Payment”) and (z) at least $35,000,000 (in the aggregate) (the “Third Cash Revenue Target” and, together with the First Cash Revenue Target and Second Cash Revenue Target, the “Cash Revenue Targets”), Sellers shall receive, in accordance with their Pro Rata Portion, $5,000,000 for meeting such Third Cash Revenue Target (the “Third Earnout Cash Payment” and, together with the First Earnout Cash Payment and Second Earnout Cash Payment, the “Earnout Cash Payments”), in each case, promptly after exceeding the applicable Cash Revenue Target, by wire transfer of immediately available funds in the amounts and in accordance with the wire transfer instructions on Schedule 3.2(a) attached hereto (or such other instructions provided by a Seller to Buyer within three (3) Business Days of the applicable distribution) (provided, that, for the avoidance of doubt, Sellers shall receive in aggregate $12,000,000 in cash pursuant to this Section 3.2(c)(i) in the event that Recognized Revenue equals at least $35,000,000 at any time during the Third Earnout Period). Within thirty (30) days after the end of such quarterly periods, Sellers’ Representative may submit written notice to Buyer requesting Buyer’s calculation of the Recognized Revenue as of such period, which Buyer shall promptly provide after receipt of such request (the “Quarterly Notice”).

(ii) Earnout Stock. Sellers shall receive, in accordance with their Pro Rata Portion to each of Sellers’ brokerage accounts in accordance with the account instructions in Schedule 3.2(b) attached hereto (or such other instructions provided by a Seller to Buyer within three (3) Business Days of the applicable issuance date), an amount of Earnout Stock in the event (and in each instance) that any of the following Stock Revenue Targets are achieved: the First Stock Revenue Target at any time during the First Earnout Period, the Second Stock Revenue Target at any time during the Second Earnout Period and the Third Stock Revenue Target at any time during the Third Earnout Period (provided, that, for the avoidance of doubt, Sellers shall receive in aggregate three separate amounts of Earnout Stock in the event that each of the Stock Revenue Targets is achieved).

A. In the event that (i) the First Stock Revenue Target is not achieved during the First Earnout Period, but a subsequent Stock Revenue Target is achieved during its applicable Earnout Period or (ii) the Second Revenue Target is not achieved during the Second Earnout Period, but a subsequent Stock Revenue Target is achieved during its applicable Earnout Period, then, promptly upon the end of the subsequent applicable Earnout Period, Sellers shall receive, in accordance with their Pro Rata Portion to each of Sellers’ brokerage accounts in accordance with the account instructions in Schedule 3.2(b) attached hereto (or such other instructions provided by a Seller to Buyer within three (3) Business Days of the applicable issuance date), an amount of Earnout Stock for the First Earnout Period and/or the Second Earnout Period, as applicable (with the 30-Day VWAP as measured as of the final day of such subsequent Earnout Period).

B. Buyer shall continue to reserve and keep available at all times, free of Liens and preemptive rights, a sufficient number of shares of Buyer Stock for the purpose of enabling Buyer to issue the Buyer Stock Consideration pursuant to this Agreement.

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(iii) Earnout Notice. Within thirty (30) days after the expiration of each Earnout Period, Buyer will provide the Sellers’ Representative with written notice (each, an “Earnout Notice”) setting forth: (i) Buyer’s calculation of the Recognized Revenue for the applicable Earnout Period; and (ii) whether any applicable Earnout Consideration was earned during the applicable Earnout Period (collectively, the “Earnout Calculations”). If an Earnout Notice is not so timely delivered, then the Sellers’ Representative shall be permitted, within fifteen (15) calendar days after such 30th day, to prepare and deliver a written notice setting forth the Earnout Calculations (each, a “Seller Earnout Notice”). In the event that the Sellers’ Representative delivers to Buyer a Seller Earnout Notice within such fifteen (15) calendar day period, Buyer will have fifteen (15) calendar days to review such Seller Earnout Notice. If Buyer provides written notice to the Sellers’ Representative setting forth its objections to the calculations included in the Seller Earnout Notice, together with supporting documentation relating thereto, within such fifteen (15) calendar day period, then such disputed itemized amounts shall be resolved in accordance with the procedures set forth in Section 3.2(c)(v), mutatis mutandis. Unless Buyer delivers written notice to the Sellers’ Representative on or prior to the fifteenth (15th) calendar day after Buyer’s receipt of the Seller Earnout Notice, Buyer will be deemed to have accepted and agreed to the Seller Earnout Notice and the calculations contained therein will be deemed final, conclusive and binding on the parties hereto.

(iv) Sellers’ Review; Earnout Objection Notice. Upon the receipt by Sellers’ Representative of an Earnout Notice, Sellers’ Representative shall have thirty (30) days to review the Earnout Notice and may have the same verified by its accountants; provided, that such thirty (30) day period shall be tolled by one (1) day for each day (or part thereof) that Buyer fails to provide the access required by this Section 3.2(c)(iv). Sellers’ Representative will be entitled to perform reasonable procedures (including review of the accounting records of the Surviving Entity and Buyer or any of its Subsidiaries, as applicable, supporting such calculations and other materials as he may reasonably request) and to take other reasonable steps to confirm that the amount of the Earnout Calculations for the applicable Earnout Period set forth in the Earnout Notice has been prepared in accordance with the terms of this Agreement.

A. If Sellers’ Representative has an objection to the calculation of the Earnout Calculations set forth in an Earnout Notice, then within thirty (30) days of receipt of such Earnout Notice (the “Earnout Objection Period”), Sellers’ Representative shall deliver to Buyer a written statement (the “Earnout Objection Notice”) setting forth the component or components of the Earnout Notice that are in dispute, the basis of such dispute and, if known, the amount proposed as an adjustment. Sellers’ Representative and Buyer shall in good faith attempt to resolve any such dispute and, if the parties so resolve all such disputes, then the calculation of the Earnout Calculations set forth in the Earnout Notice for the applicable Earnout Period as resolved by the parties, shall be conclusive and binding on the parties upon written acknowledgement of such resolution.

B. The failure of Sellers’ Representative to deliver an Earnout Objection Notice within the Earnout Objection Period shall constitute the acceptance by Sellers of the calculations and determinations made by Buyer as set forth in the Earnout Notice, whereupon such amounts shall be final, binding and conclusive for all purposes hereunder.

(v) Earnout Referee. If Sellers’ Representative and Buyer fail to resolve all of the items in dispute within thirty (30) days after Sellers’ Representative’s delivery of the Earnout Objection Notice to Buyer (or such longer period as they may mutually agree in writing), then Buyer or Sellers’ Representative may elect to submit any remaining disputed items to an Independent Accountant (the “Earnout Referee”) and who shall be retained to review promptly the Earnout Calculations set forth in the Earnout Notice and the disputed items or amounts; provided, however, that if Buyer and Sellers’ Representative are unable to mutually agree on an Earnout Referee within five (5) Business Days after Buyer or Sellers’ Representative elects to initiate the dispute resolution procedures hereunder, then each of Buyer and Sellers’ Representative shall designate an independent third-party accounting firm and such designees shall promptly (and in any event within ten (10) days) select an individual to act as the Earnout Referee.

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A. If any disputed items are referred to the Earnout Referee, the parties shall cooperate in good faith with the determination process and the Earnout Referee’s requests for information, including providing the Earnout Referee with information as promptly as practicable after its request therefor. Each party shall be entitled to receive copies of all materials provided by the other to the Earnout Referee in connection with the determination process. In making its determination on the disputed items, the Earnout Referee shall make such determinations (i) only in accordance with the standards set forth in this Agreement, (ii) only with respect to the disputed items submitted to the Earnout Referee and no other items and (iii) where the result of the Earnout Referee’s determination for such disputed item is neither greater then nor less than the amounts presented by the parties to the Earnout Referee with respect to the item in dispute. The fees, costs and expenses of the Earnout Referee shall be allocated to and borne by Buyer, on the one hand, and the Sellers’ Representative on behalf of Sellers, on the other hand, based on the inverse of the percentage that the Earnout Referee’s determination (before such allocation) bears to the total amount of all disputed items as originally submitted to the Earnout Referee. For example, should the disputed items total in amount to one thousand dollars ($1,000) and the Earnout Referee awards six hundred dollars ($600) in favor of the Sellers’ Representative’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by the Sellers’ Representative, on behalf of Sellers. The determination of the Earnout Referee shall be final, conclusive and binding on the parties, absent manifest error. The parties shall instruct the Earnout Referee to provide its determination in writing to the parties within thirty (30) days of the date it is engaged on such project. Neither party shall have any ex parte conversations or meetings with the Earnout Referee without the prior written consent of the other party.

(vi) The Earnout Calculations for the applicable Earnout Period, and the earning of the applicable Earnout Consideration therefrom, either as accepted or deemed to have been accepted by Sellers or as adjusted and resolved in the manner provided in Section 3.2(c), shall fix the Earnout Calculations for the applicable Earnout Period and the earning of the Earnout Consideration determined therefrom. Each party shall bear its own expenses, including its accountants, in connection with the preparation, review, dispute (if any) and final determination of the Earnout Calculations for the applicable Earnout Period, and the earning of any Earnout Consideration calculated therefrom.

(vii) Payment Distribution. Within ten (10) Business Days after the date that is the later of (i) the acceptance of the Earnout Notice or Seller Earnout Notice or (ii) a determination is made in accordance with Section 3.2(c), Buyer shall distribute the requisite Earnout Consideration provided for in Section 3.2(c)(i) (Earnout Cash) and Section 3.2(c)(ii) (Earnout Stock); provided, that, in the event that Buyer delivers a Quarterly Notice which provides that a Cash Revenue Target has been met, Buyer shall distribute the requisite Earnout Cash Payment within ten (10) Business Days after the date of such Quarterly Notice.

(viii) Post-Closing Operation. The Parties agree that Buyer’s executive officers and board of directors have a fiduciary duty to all of its shareholders and, as such, will at all times retain the right to manage and make decisions in a manner that is in the best interests of Buyer’s shareholders. Within that constraint, during the Earnout Period, Buyer shall not, and shall cause each of its controlled Affiliates not to:

A. actively divert any revenue generating opportunity away from the Surviving Entity to Buyer or any of its other Affiliates or Subsidiaries, unless all such revenue is included as Recognized Revenue;

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B. take any actions reasonably likely to prevent the Surviving Entity from meeting any Earnout Revenue Target (including depriving the Surviving Entity of sufficient personnel, technical or financial resources reasonably required for the Surviving Entity to meet all Earnout Revenue Targets; provided that, for the avoidance of doubt, through December 31, 2023, Buyer shall provide at least an amount of capital (the “Minimum Capital Amounts”) to the Surviving Entity consistent with the budget of the Surviving Entity set forth on Schedule 3.2 (“Brightline Budget”); provided, further, that, in the event that the Surviving Entity does not achieve the applicable revenue amounts set forth in the Brightline Budget (the “Revenue Amounts”) for two consecutive fiscal quarters (any such shortfall amount, a “Revenue Shortfall Amount”), Buyer may review and reasonably reduce the Minimum Capital Amounts, so long as such reduction is proportionately consistent with the extent to which the applicable Revenue Shortfall Amounts are less than the applicable Revenue Amounts);

C. take any actions reasonably likely to inhibit Buyer’s ability to deliver the Earnout Consideration; and

D. terminate Tyler Gates from the role of General Manager (or equivalent position) of the Surviving Entity in order to inhibit the Surviving Entity from meeting any Earnout Revenue Target.

In the event that Buyer materially breaches any of the foregoing provisions (A)-(D), which is not cured within thirty (30) days after written notice of such breach delivered to Buyer, then (1) all Earnout Cash Payments shall be paid to Sellers, in accordance with their Pro Rata Portion, regardless of the performance of the underlying Earnout Revenue Targets and (2) all unissued Earnout Stock shall be issued in accordance with their Pro Rata Portion to Sellers, regardless of the performance of the underlying Earnout Revenue Targets, promptly after the expiration of such cure period.

(ix) Sale of Buyer; Sale of Surviving Entity or Spinout. At any time prior to the payment of all Earnout Consideration to Sellers under this Section 3.2(c) (or a final determination that no further Earnout Consideration may be payable to Sellers), in the event of:

A. a Change in Control of Buyer, (1) all Earnout Cash Payments (other than the Earnout Cash Payments with respect to the Second Cash Revenue Target and the Third Cash Revenue Target) shall be paid to Sellers, in accordance with their Pro Rata Portion, regardless of the performance of the underlying Earnout Revenue Targets, upon consummation of such transaction, (2) all earned but unissued Earnout Stock shall be issued in accordance with their Pro Rata Portion to Sellers, prior to the consummation of such transaction, and (3) unmet Stock Revenue Targets and the Second Cash Revenue Target and the Third Cash Revenue Target shall survive and Buyer shall make provision for its acquiror or successor to assume and succeed to such obligations of Buyer in respect of such Earnout Revenue Targets, on the same terms and conditions set forth herein; and

B. a Change in Control of the Surviving Entity or an IPO, (1) all Earnout Cash Payments shall be paid to Sellers, in accordance with their Pro Rata Portion, regardless of the performance of the underlying Earnout Revenue Targets and (2) all unissued Earnout Stock shall be issued in accordance with their Pro Rata Portion to Sellers, regardless of the performance of the underlying Earnout Revenue Targets, in each case upon consummation of such transaction or IPO.

(d) Withholding Rights. Each of Buyer, Merger Sub, and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE III such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws and to pay such deducted or withheld amounts to the appropriate Governmental Entity or other taxing authority. Prior to withholding or deducting any amounts, the Buyer, Merger Sub, or the Surviving Entity shall provide notice of such intention to withhold and shall permit the recipient to take reasonable steps to eliminate or mitigate any such withholding or deduction. To the extent that amounts are so deducted and withheld by the Buyer, Merger Sub, or the Surviving Entity, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which Buyer, Merger Sub, or the Surviving Entity, as the case may be, made such deduction and withholding.

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Section 3.3 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At least five (5) Business Days before the Closing, Company shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”), and a certificate executed by an officer of Company stating that the Estimated Closing Working Capital Statement was prepared in accordance with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies (including with respect to reserves) that were used in the preparation of the Interim Financial Statements; provided, that, notwithstanding the foregoing, and solely for the purposes of calculating the amount of Estimated Closing Working Capital, the Estimated Closing Working Capital Statement (but not, for the avoidance of doubt, the Closing Working Capital Statement) shall include an additional $40,000 as a Current Liability of the Company (the “Additional Liability”).

(ii) The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus the Target Working Capital. For the avoidance of doubt, (i) if the Closing Adjustment is a positive number, the Initial Cash Consideration shall be increased by the amount of the Closing Adjustment and (ii) if the Closing Adjustment is a negative number, the Initial Cash Consideration shall be reduced by the absolute value of the amount of the Closing Adjustment, in each case pursuant to Section 3.2(a).

(b) Post-Closing Adjustment.

(i) Within 180 days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its good faith calculation of Closing Working Capital (which shall not include, for the avoidance of doubt, the Additional Liability), which statement shall contain an audited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (the “Closing Working Capital Statement”) and a certificate executed by the Chief Financial Officer of Buyer stating that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies (including with respect to reserves) that were used in the preparation of the Interim Financial Statements. If the Closing Working Capital Statement is not so timely delivered, then the Sellers’ Representative shall be permitted, within fifteen (15) calendar days after such 180th day, to prepare and deliver a written notice to Buyer setting forth the itemized amounts, if any, included in the Estimated Closing Working Capital calculation that, after giving effect to the Closing, the Sellers’ Representative disputes (such itemized amounts, the “Sellers’ Representative Disputed Amounts” and such notice, together with the calculations contained therein, the “Sellers’ Representative Closing Notice”). If the Sellers’ Representative does not deliver such Sellers’ Representative Closing Notice on or prior to such fifteenth (15th) calendar day, then the Estimated Closing Working Capital will be deemed final for all purposes of this Agreement. In the event that the Sellers’ Representative delivers to Buyer such Sellers’ Representative Closing Notice within such fifteen (15) calendar day period, Buyer will have fifteen (15) calendar days to review the Sellers’ Representative Closing Notice. If Buyer provides written notice to the Sellers’ Representative setting forth the itemized amounts, if any, included in the Sellers’ Representative Disputed Amounts to which Buyer objects, together with supporting documentation relating thereto, within such fifteen (15) calendar day period, then such disputed itemized amounts (but not any other amounts) shall be resolved in accordance with the procedures set forth in Section 3.3(c) mutatis mutandis. Unless Buyer delivers written notice to the Sellers’ Representative on or prior to the fifteenth (15th) calendar day after Buyer’s receipt of the Sellers’ Representative Closing Notice, Buyer will be deemed to have accepted and agreed to the Sellers’ Representative Closing Notice and such statement (and the calculations contained therein) will be final for all purposes of this Agreement.

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(ii) The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Sellers’ Representative (on behalf of Sellers) an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Sellers, severally and not jointly and in accordance with their Pro Rata Portion, shall pay to Buyer the absolute value of the amount equal to the Post-Closing Adjustment.

(c) Examination and Review

(i) Examination. After receipt of the Closing Working Capital Statement, Sellers’ Representative shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Sellers’ Representative and its accountants shall have full access to the relevant books and records of Company and Buyer, the personnel of, and work paper prepared by Buyer and/or Buyer’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Sellers’ Representative may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided that such access shall be in a manner that does not interfere with the normal business operations of Buyer.

(ii) Objection. On or prior to the last day of the Review Period, Sellers’ Representative may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Sellers’ Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Sellers’ Representative’s disagreement therewith (the “Statement of Objections”). If Sellers’ Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the original Closing Working Capital Statement delivered by Buyer shall be deemed to have been accepted by Sellers. If Sellers’ Representative delivers the Statement of Objections before the expiration of the Review Period, within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), Buyer’s accountant and the Sellers’ Representative’s accountant shall cooperate in good faith (under supervision of Buyer and Sellers’ Representative) to review and resolve any disputes or objections and if the Statement of Objection is so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement shall be modified to comply with such resolved and agreed changes as are agreed in writing by Buyer and Sellers’ Representative whereupon such adjusted Post-Closing Adjustment being final, binding and conclusive on all parties.

(iii) Resolution of Disputes. If Sellers’ Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before the expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the Independent Accountant who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

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(iv) Fees of the Independent Accountant. The fees, costs and expenses of the Independent Accountant shall be allocated to and borne by Buyer, on the one hand, and the Sellers’ Representative on behalf of Sellers, on the other hand, based on the inverse of the percentage that the Independent Accountant’s determination (before such allocation) bears to the total amount of all disputed items as originally submitted to the Independent Accountant. For example, should the disputed items total in amount to one thousand dollars ($1,000) and the Independent Accountant awards six hundred dollars ($600) in favor of the Sellers’ Representative’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by the Sellers’ Representative, on behalf of Sellers.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination (by delivery of a written report to Buyer and Sellers’ Representative) as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Dispute Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto (absent manifest error).

(d) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (a) be due (x) within ten (10) Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within ten (10) Business Days of the resolution described in clause (v) above; and (b) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Sellers’ Representative, as the case may be.

(e) Treatments for Tax Purposes. Any payments made pursuant to Section 3.3 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 3.4 U.S. Tax Matters. For U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder. Each Party agrees to treat the Merger as a reorganization within the meaning of Section 368(a) of the Code for all U.S. federal income Tax purposes, to treat this Agreement as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder, and to not take any position on any Tax Return or otherwise take any Tax reporting position inconsistent with such treatment. Within 45 days after the Effective Date, Buyer shall complete and post on its website an IRS Form 8937 reporting the Merger as a Tax-deferred reorganization under Section 368(a) of the Code. Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Merger as set forth herein and to use commercially reasonable efforts to not take any action, or knowingly fail to take any action, if such action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither Party makes any representation, warranty, or covenant to the other Party, or to any holder of Company Membership Units or holder of shares of Buyer Stock or any other Person regarding the United States federal income Tax treatment of the Merger including, but not limited to, whether the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code or as a Tax-deferred transaction for purposes of any United States state or local income Tax Law.

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ARTICLE IV
Representations and Warranties of Company

Except as set forth in the Company Disclosure Letter, dated as of the date of this Agreement and delivered by Company to Buyer concurrently with the execution of this Agreement, Company hereby represents and warrants to Buyer and Merger Sub as follows:

Section 4.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the Commonwealth of Virginia, and has the requisite limited liability company power and authority to own, lease, and operate its assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Charter Documents. The copies of the Charter Documents of Company as made available to Buyer are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. The Company is not in violation of any of the provisions of its Charter Documents.

(c) Subsidiaries. There are no Subsidiaries of the Company as of the date hereof.

Section 4.2 Capital Structure.

(a) Company Membership Units. The Company has authorized the issuance of 200 membership units, representing 100% of the membership interests in the Company (the “Company Membership Units”), all of which are issued and outstanding and held by the Sellers collectively. As of the date hereof, (i) the Company Membership Interests are held by the Sellers as set forth on Section 4.2(a)(i) of Company Disclosure Letter and (ii) all of the Company Membership Units are issued, outstanding and held by the Sellers. All of the issued and outstanding Company Membership Units are duly authorized and validly issued and are fully paid, nonassessable and not subject to or in violation of any preemptive or similar rights of any Person.

(b) Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Company: (i) having the right to vote on any matters on which members may vote (or which is convertible into, or exchangeable for, membership units having such right); or (ii) the value of which is directly based upon or derived from membership units or other ownership interests of Company, are issued or outstanding (collectively, “Voting Debt”).

Section 4.3 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a) Authority. Company has all requisite power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding Company Membership Units (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Company and no other company proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of Company’s equity interests necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Company and, assuming due execution and delivery by Buyer and Merger Sub, constitutes the legal, valid, and binding obligation of Company, enforceable against Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

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(b) Non-Contravention. The execution, delivery, and performance of this Agreement by Company, and the consummation by Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) subject to obtaining the Requisite Company Vote, contravene or conflict with, or result in any violation or breach of, the Charter Documents of Company; (ii) assuming that all Consents contemplated by clauses (i) through (v) of Section 4.3(c) have been obtained or made and, in the case of the consummation of the Merger, obtaining the Requisite Company Vote, conflict with or violate any Law applicable to Company or any of its respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Company’s loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Company is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Company, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by Company in connection with the execution, delivery, and performance by Company of this Agreement or the consummation by Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the State Corporation Commission for the Commonwealth of Virginia; (ii) the other Consents of Governmental Entities listed in Section 4.3(c) of Company Disclosure Letter (the “Other Governmental Approvals”); and (iii) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Member Approval. The Company, by resolutions duly adopted by a unanimous vote of its members, has approved this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein (the “Company Action”).

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Section 4.4 Financial Statements; Undisclosed Liabilities.

(a) Financial Statements. Complete copies of Company’s unaudited consolidated financial statements consisting of the balance sheet of Company as at fiscal year ended December 31, 2021 (“Balance Sheet Date”) and at fiscal year ended December 31, 2020 and the related statements of income and retained earnings, members’ equity and cash flow for the years then ended (the “Year-End Financial Statements”), and unaudited financial statements consisting of the balance sheet of Company as at March 31, 2022 and the related statements of income and retained earnings, members’ equity and cash flow for the three-month period then ended (the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”) are included in Section 4.4(a) of the Company Disclosure Letter. The Financial Statements have been prepared in accordance with sound accounting practices and are based on the books and records of Company, which books and records are complete and correct in all material respects and have been regularly kept and maintained. Company has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance (i) regarding the reliability of Company’s financial reporting and the preparation of the Financial Statements for external purposes, (ii) that receipts and expenditures of Company are being made only in accordance with the authorization of Company’s management, and (iii) regarding prevention and timely detection of the unauthorized acquisition, use or disposition of Company’s assets that could have a material effect on the Financial Statements. The Financial Statements fairly present the financial condition of Company as of the respective dates they were prepared and the results of the operations of Company for the periods indicated.

(b) Undisclosed Liabilities. Company has no material Liabilities except (i) those which are adequately reflected or reserved against in the Financial Statements, and (ii) those which have been incurred in the ordinary course of business consistent with past practice since the date of the Interim Financial Statements.

Section 4.5 Absence of Certain Changes or Events. Since the date of the Interim Financial Statements, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, there has not been or occurred any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6 Taxes.

(a) Tax Returns and Payment of Taxes. Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, Company has made an adequate provision for such Taxes in the Financial Statements.

(b) Availability of Tax Returns. Company has made available to Buyer complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of Company or its Subsidiaries for any Tax period ending after December 31, 2019.

(c) Withholding. Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(d) Liens. There are no Liens for material Taxes upon the assets of Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves has been made in Company’s most recent financial statements.

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(e) Tax Deficiencies and Audits. No deficiency for any material amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of Company or any of its Subsidiaries.

(f) Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where Company and its Subsidiaries do not file Tax Returns that Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.

(g) Tax Rulings. Neither Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(h) Change in Accounting Method. Neither Company nor any of its Subsidiaries has agreed to make, nor is it required to make, any material adjustment under Section 481(a) of the Code or any comparable provision of state, local, or foreign Tax Laws by reason of a change in accounting method or otherwise.

(i) Post-Closing Tax Items. Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (ii) installment sale or open transaction disposition made on or prior to the Closing Date; (iii) prepaid amount received on or prior to the Closing Date; (iv) any income under Section 965(a) of the Code, including as a result of any election under Section 965(h) of the Code with respect thereto; or (v) election under Section 108(i) of the Code.

(j) Section 355. Neither Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(k) Reportable Transactions. Neither Company nor any of its Subsidiaries has been a party to, or a material advisor with respect to, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(l) The Company is not a party, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

Section 4.7 Intellectual Property.

(a) Scheduled Company Owned IP. Section 4.7(a) of Company Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Company Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations (collectively, the “Company Registered IP”), specifying as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the patent, registration, or application serial number; the issue, registration, or filing date; and the current status; (ii) material unregistered trademarks; and (iii) all proprietary Software of Company.

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(b) Right to Use; Title. Company or one of its Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to Company Registered IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of Company and its Subsidiaries as currently conducted (“Company IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor whereby such employee or independent contractor (i) acknowledges Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with Company; (ii) grants to Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law. Company has provided Buyer true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect Company’s ownership interest in the Company IP Registrations have been validly executed, delivered, and filed with the relevant Governmental Entity and authorized registrars.

(c) Validity and Enforceability. Company and its Subsidiaries’ rights in Company Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Company and each of its Subsidiaries have taken reasonable steps to maintain Company IP and to protect and preserve the confidentiality of all trade secrets included in Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Knowledge of the Company, the conduct of the businesses of Company and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of Company, no third party is infringing upon, violating, or misappropriating any Company IP.

(e) IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of Company, threatened: (i) alleging any infringement, misappropriation, or violation by Company or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company Owned IP or Company rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Company IP Agreements. Section 4.7(f) of the Company Disclosure Letter contains a correct, current and complete list of all Company IP Agreements (A) by Company to another Person or (B) by another Person to Company, in either case except any (1) Contract under which any Intellectual Property Right or Technology is licensed on a non-exclusive basis to a contractor or vendor of Company for the benefit of and to provide services to Company, (2) non-exclusive license granted by Company to its customers in the ordinary course, (3) off-the-shelf software licensed pursuant to a click-wrap or shrink wrap Contract or other unmodified standard contract form, or (4) Contract containing a non-exclusive license that is merely incidental to the transaction contemplated in such Contract, the commercial purpose of which is primarily for something other than such license, such as an equipment lease or distribution or marketing Contract that includes an incidental license to use the trademarks of either party thereto for the purposes of advertising or marketing.

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(g) Company IT Systems. In the past twelve (12) months, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of Company IT Systems, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Company and its Subsidiaries have taken all reasonable best effort steps to safeguard the confidentiality, availability, security, and integrity of Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and software and hardware support arrangements, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Privacy and Data Security. Company and each of its Subsidiaries have complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of Company’s and its Subsidiaries’ businesses, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In the past twelve months, Company and its Subsidiaries have not: (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in their possession or control; or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Legal Action by any Governmental Entity or other Person concerning Company’s or any of its Subsidiaries’ collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, and to Company’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Legal Action, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.8 Compliance; Permits.

(a) Compliance. Company and each of its Subsidiaries are in material compliance with, all Laws or Orders applicable to Company or any of its Subsidiaries or by which Company or any of its Subsidiaries or any of their respective businesses or properties is bound. In the past twelve (12) months, no Governmental Entity has issued any notice or notification stating that Company or any of its Subsidiaries is not in compliance with any Law in any material respect.

(b) Permits. Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of Company or any of its Subsidiaries is pending or, to the Knowledge of Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Company and each of its Subsidiaries is in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Industry Certifications. Section 4.8(c) of the Company Disclosure Letter contains a true, current and complete list of all industry certifications that Company has obtained, including, without limitation, all such certifications listed on its website (collectively, the “Certificates”). Company is in compliance in all material respects with the requirements of all Certifications.

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Section 4.9 Litigation. Except as set forth in Section 4.9 of the Company Disclosure Letter (the “Disclosed Litigation”), there is no Legal Action pending, or to the Knowledge of Company, threatened against Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of Company, any officer or Manager of Company or any of its Subsidiaries in their capacities.

Section 4.10 Brokers’ and Finders’ Fees. Except for fees payable to Primary Capital LLC (which shall be paid by Buyer), neither Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 4.11 Related Person Transactions. Other than (i) Charter Documents, (ii) standard employee benefits generally made available to all employees and standard employee offer letters and (iii) transactions related to the purchase or issuance of Company Membership Units, there are no Contracts, transactions, arrangements, or understandings between Company, on the one hand, and any Affiliate (including any Manager, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of Company Membership Units (or any of their respective family members).

Section 4.12 Employee Benefit Issues.

(a) Schedule. Section 4.12(a) of Company Disclosure Letter contains a true and complete list, as of the date hereof, of each plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, material fringe, or wellness benefits, or other material employee benefits or compensatory remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is sponsored, maintained, contributed to, or required to be contributed to, by Company for the benefit of any current or former employee of Company (each, a “Company Employee”), or any current or former independent contractor, consultant, or Manager of Company, or with respect to which Company or any Company ERISA Affiliate has or may have any Liability (collectively, the “Company Employee Plans”), provided that any at-will employment offer letters or agreements or independent contractor agreements made in the ordinary course of business in each case cancellable without material penalty to Company (other than any statutory severance obligations) shall not be required to be specifically listed.

(b) Documents. Company has made available to Buyer correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect; (ii) the most recent determination, advisory or opinion letter received regarding the tax-qualified status of each Company Employee Plan (to the extent applicable); (iii) the most recent financial statements for each Company Employee Plan (to the extent applicable); (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Employee Plan; (v) the current summary plan description and any related summary of material modifications and, if applicable, summary of benefits and coverage, for each Company Employee Plan; and (vi) all actuarial valuation reports related to any Company Employee Plans (to the extent applicable).

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(c) Employee Plan Compliance. (i) Each Company Employee Plan has within the last six years been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of Company, has any such revocation been threatened, or with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the IRS to the prototype or volume submitter plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) Company, where applicable, has timely made all material contributions, benefits, premiums, and other material payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by GAAP, and in accordance with Company’s historic accounting practices; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Buyer or Company (other than ordinary administration expenses and in respect of accrued benefits thereunder); (v) there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of Company, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) there are no material Legal Actions pending, or, to the Knowledge of Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of Company, neither Company nor any of its Company ERISA Affiliates has engaged in a transaction that would reasonably be expected to subject Company or any Company ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d) Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of Company, threatened claims by or on behalf of any participant in any Company Employee Plan, or otherwise involving any Company Employee Plan or the assets of any Company Employee Plan; and (ii) no Company Employee Plan is presently or has within the three years prior to the date hereof, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(e) Section 409A Compliance. Each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance in all material respects with the applicable provisions of such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(f) Health Plan Compliance. Company currently complies in all material respects with the applicable requirements under ERISA and the Code, including COBRA, HIPAA, and the Affordable Care Act, and other federal requirements for employer-sponsored health plans, as applicable, and any corresponding requirements under similar applicable state statutes, with respect to each Company Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

(g) Employment Law Matters. Company is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees and contingent workers, except where the failure to be in compliance with the foregoing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(h) Labor Unions. Company is not party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. No material work stoppage, slowdown, or labor strike against Company with respect to Company Employees who are employed within the United States is pending, threatened, or has occurred in the last two years. To the Knowledge of Company, none of Company Employees is represented by a labor organization, work council, or trade union and there is no organizing activity, Legal Action, election petition, union card signing or other union activity, or union corporate campaigns of or by any labor organization, trade union, or work council directed at Company, or any Company Employees.

Section 4.13 Real Property and Personal Property Matters.

(a) Owned Real Estate. Company does not own any Owned Real Estate. Company is not a party to any agreement or option to purchase any real property or interest therein.

(b) Leased Real Estate. Section 4.13(b) of Company Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). Company has delivered to Buyer a true and complete copy of each such Lease. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth on Section 4.13(b) of Company Disclosure Letter, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither Company nor, to the Knowledge of Company, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) Company’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of Company, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. Company has not assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has Company subleased, licensed, or otherwise granted any Person (other than another wholly-owned Subsidiary of Company) a right to use or occupy such Leased Real Estate or any portion thereof.

(c) Real Estate Used in the Business. The Leased Real Estate identified in Section 4.13(b) of Company Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of Company.

(d) Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) Company is in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by Company, free and clear of all Liens other than Permitted Liens, (ii) the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost, and (iii) the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by Company, together with all other properties and assets of Company, are sufficient for the continued conduct of Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the business of Company as currently conducted.

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Section 4.14 Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Compliance with Environmental Laws. Company is, and has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of Company as currently conducted.

(b) No Disposal, Release, or Discharge of Hazardous Substances. Company has not disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of Company, formerly owned, leased, or operated by it or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to Company, in either case of (i) or (ii) under any applicable Environmental Laws.

(c) No Production or Exposure of Hazardous Substances. Company has not: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

(d) No Legal Actions or Orders. Company has not received written notice of and there is no Legal Action pending, or to the Knowledge of Company, threatened against Company, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. Company is not subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e) No Assumption of Environmental Law Liabilities. Company has not expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 4.15 Material Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which Company is a party or any of its respective assets are bound (excluding any Leases):

(i) any employment or consulting Contract (in each case with respect to which Company has continuing obligations as of the date hereof) (other than any Company Employee Plan set forth on Section 4.12(a) of the Company Disclosure Letter);

(ii) any Contract providing for indemnification or any guaranty by Company, in each case that is material to Company, taken as a whole, other than (A) any guaranty by Company that was entered into in the ordinary course of business pursuant to or in connection with a customer Contract, or (B) any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

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(iii) any Contract that purports to limit in any material respect the right of Company (or, at any time after the consummation of the Merger, Buyer or any of its Subsidiaries) (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(iv) any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by Company or any of its Subsidiaries after the date of this Agreement of material assets or capital stock or other equity interests of any Person;

(v) any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any material assets, rights, or properties of Company;

(vi) any Contract that obligates Company to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party or upon consummation of the Merger will obligate Buyer, the Surviving Entity, or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(vii) any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any material joint venture, partnership, or limited liability company, other than any Charter Document of Company;

(viii) any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, in each case in excess of $20,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly-owned Subsidiaries of Company and (C) loans to current and former Company Employees under any tax-qualified Company Employee Plan;

(ix) any employee collective bargaining agreement or other Contract with any labor union; or

(x) any Company IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for Company or any of its Subsidiaries.

(b) Schedule of Material Contracts; Documents. Section 4.15(b) of Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts. Company has made available to Buyer correct and complete copies of all Company Material Contracts, including any amendments thereto.

(c) No Breach. (i) All Company Material Contracts are legal, valid, and binding on Company, enforceable against it in accordance with its terms, and is in full force and effect, in all material respects; (ii) neither Company nor, to the Knowledge of Company, any third party has materially violated any provision of, or failed to perform any material obligation required under the provisions of, any Company Material Contract as of the date hereof; (iii) neither Company nor, to the Knowledge of Company, any third party is in material breach, or has received written notice of material breach, of any Company Material Contract as of the date hereof; and (iv) entering into this Agreement and performing under this Agreement shall not result in any material breach of, material default under, or material violation of any Company Material Contract.

Section 4.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all insurance policies maintained by Company are in full force and effect and provide insurance in such amounts and against such risks as Company reasonably has determined to be prudent, taking into account the industries in which Company operates, and as is sufficient to comply with applicable Law.

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Section 4.17 Intended Tax Treatment. Company has not taken or agreed to take any action, and to the Knowledge of Company there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.18 Accounts Receivable. The accounts receivable reflected on the Interim Balance Sheet and the accounts receivable arising after the date thereof: (a) have arisen from bona fide transactions entered into by Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice and (b) constitute only valid, undisputed claims of Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of Company have been determined in accordance with sound accounting practices.

Section 4.19 Customers and Suppliers.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth (i) each customer who has paid aggregate consideration to Company for goods or services rendered in an amount greater than or equal to $100,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Company has not received any notice, and has no Knowledge, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with Company.

(b) Section 4.19(b) of the Company Disclosure Letter sets forth (i) each supplier to whom Company has paid consideration for goods or services rendered in an amount greater than or equal to $20,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 4.19(b) of the Company Disclosure Letter, Company has not received any notice, and has no Knowledge, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to Company or to otherwise terminate or materially reduce its relationship with Company.

Section 4.20 No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4 (as modified by the COMPANY Disclosure LETTER), THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE OTHER ANCILLARY DOCUMENTS AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THEREUNDER.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Company Disclosure Letter, each of the Sellers hereby, severally and not jointly, represent and warrant to Buyer as follows:

Section 5.1 Good and Valid Title. Such Seller is the record owner of and has good and valid title to the Company Membership Units to be sold by such Seller hereunder, free and clear of all Liens, and, upon consummation of the transfer of such Company Membership Units as contemplated hereby, Buyer shall have good and valid title to such Company Membership Units free and clear of any Liens.

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Section 5.2 Authority of the Sellers.

(a) Capacity. Each Seller has the requisite legal capacity, power and authority to: (i) execute and deliver this Agreement and any Ancillary Document to which such Seller is a party; (ii) perform his, her or its obligations hereunder and thereunder; and (iii) consummate the transactions contemplated hereby and thereby.

(b) This Agreement (assuming due authorization, execution and delivery by each other party thereto) constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity). When each other Ancillary Document to which such Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of such Seller, enforceable against it in accordance with its terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity).

Section 5.3 Own Account. Such Seller understands that the shares of Buyer Stock issuable to such Seller under this Agreement (the “Buyer Stock Consideration”) are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Buyer Stock Consideration as principal for its own account and not with a view to or for distributing or reselling such Buyer Stock Consideration or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such shares in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Buyer Stock Consideration in violation of the Securities Act or any applicable state securities law.

Section 5.4 Seller Status. Except for those Sellers identified as non-accredited on Section 5.4 of the Seller Disclosure Letter, at the time such Seller was offered the Buyer Stock Consideration, he, she or it was, and as of the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act. Such Seller represents that he, she or it has had the opportunity to receive all information he, she or it considers necessary or appropriate for deciding whether to receive Buyer Stock as consideration hereunder. Such Seller further represents that he, she or it has had an opportunity to ask questions and receive answers from Buyer regarding the rights of holders of Buyer Stock and the business, properties, prospects and financial condition of Buyer and to obtain additional information (to the extent Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to such Seller.

Section 5.5 Experience of Seller. Each Seller has such knowledge, sophistication and experience in business and financial matters, so as to be capable of evaluating the merits and risks of the prospective investment in the Buyer Stock Consideration, and has so evaluated the merits and risks of such investment. Such Seller is able to bear the economic risk of an investment in the Buyer Stock Consideration and, at the present time, is able to bear such economic risk indefinitely.

Section 5.6 Restrictions.

(a) The Buyer Stock Consideration may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Buyer Stock Consideration other than pursuant to an effective registration statement or Rule 144 under the Securities Act, Buyer may require the transferor thereof to provide to Buyer information necessary for Buyer to obtain an opinion of counsel to the effect that such transfer does not require registration of such transferred Buyer Stock Consideration under the Securities Act or any other state, federal or foreign securities law. As a condition of transfer, any such transferee shall agree in writing to be bound by the restrictions with respect to the Buyer Stock Consideration set forth in this Agreement if applicable.

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(b) Such Seller agrees, so long as is required by applicable Law or the Sellers Lock-Up Agreement of such Seller, that the Buyer Stock Consideration shall bear the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE GLIMPSE GROUP, INC. THIS SECURITY IS ALSO SUBJECT TO THE TERMS OF A LOCK-UP AGREEMENT. THIS SECURITY MAY NOT BE SOLD, TRANSFERRED, PLEDGED, GIFTED OR OTHERWISE DISPOSED OF OTHER THAN IN ACCORDANCE WITH THE TERMS OF SUCH AGREEMENT, AND ANY ATTEMPT TO DO SO SHALL BE VOID.

Section 5.7 Certain Transactions. Other than consummating the transactions contemplated hereunder, each Seller has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Seller, executed any purchases or sales of the securities of Buyer during the period commencing as of the time that such Seller first received a term sheet (written or oral) from the Buyer or any other Person representing the Buyer setting forth the material terms of the transactions contemplated hereunder and ending immediately prior to the execution hereof.

ARTICLE VI
Representations and Warranties of Buyer and Merger Sub

Except (a) as disclosed in the Buyer SEC Documents at least five Business Days prior to the date hereof and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature), or (b) as set forth in the Buyer Disclosure Letter, Buyer and Merger Sub hereby jointly and severally represent and warrant to Company and Sellers as follows:

Section 6.1 Organization; Standing and Power; Charter Documents.

(a) Organization; Standing and Power. Each of Buyer and its Subsidiaries (including Merger Sub) is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of Buyer and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

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(b) Charter Documents. The copies of the Certificate of Incorporation and By-Laws of Buyer as most recently filed with the Buyer SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Buyer has delivered or made available to Company a true and correct copy of the Charter Documents of Merger Sub. Neither Buyer nor Merger Sub is in violation of any of the provisions of its Charter Documents.

Section 6.2 Capitalization.

(a) Capital Stock. The authorized capital stock of Buyer consists of 300,000,000 shares of Buyer Stock, par value $0.001 per share. As of the close of business on May 19, 2022: (A) 12,746,295 shares of Buyer Stock were issued and outstanding (not including shares held in treasury); and (B) no shares of Buyer Stock were issued and held by Buyer in its treasury; and since May 19, 2022 and through the date hereof, no additional shares of Buyer Stock have been issued other than the issuance of shares of Buyer Stock upon the exercise or settlement of stock options granted under Buyer’s equity incentive plan. All of the outstanding shares of capital stock of Buyer are, and all shares of capital stock of Buyer which may be issued as contemplated or permitted by this Agreement, including the shares of Buyer Stock constituting the Merger Consideration, will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of Buyer owns any shares of Buyer Stock.

(b) Stock Awards.

(i) As of the close of business on May 19, 2022, an aggregate of approximately 4,700,000 shares of Buyer Stock were reserved for issuance pursuant to Buyer Stock Options not yet granted under the Buyer Stock Plan. All shares of Buyer Stock subject to issuance under the Buyer Stock Plan upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(ii) Other than the Buyer Stock Options, as of the date hereof, there are no outstanding (A) securities of Buyer or any of its Subsidiaries convertible into or exchangeable for Buyer Voting Debt or shares of capital stock of Buyer, (B) options, warrants, or other agreements or commitments to acquire from Buyer or any of its Subsidiaries, or obligations of Buyer or any of its Subsidiaries to issue, any Buyer Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Buyer, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Buyer, in each case that have been issued by Buyer or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of Buyer, being referred to collectively as “Buyer Securities”). All outstanding shares of Buyer Stock, all outstanding Buyer Stock Options, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of Buyer, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(iii) As of the date hereof, there are no outstanding Contracts requiring Buyer or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Buyer Securities or Buyer Subsidiary Securities. Neither Buyer nor any of its Subsidiaries is a party to any voting agreement with respect to any Buyer Securities or Buyer Subsidiary Securities.

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(c) Voting Debt. No bonds, debentures, notes, or other indebtedness issued by Buyer or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equity holders of Buyer or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of Buyer or any of its Subsidiaries, are issued or outstanding (collectively, “Buyer Voting Debt”).

(d) Buyer Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of Buyer or any of its Subsidiaries convertible into or exchangeable for Buyer Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of Buyer; (ii) options, warrants, or other agreements or commitments to acquire from Buyer or any of its Subsidiaries, or obligations of Buyer or any of its Subsidiaries to issue, any Buyer Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of Buyer; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of Buyer, in each case that have been issued by a Subsidiary of Buyer (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Buyer Subsidiary Securities”).

Section 6.3 Authority; Non-Contravention; Governmental Consents; Board Approval.

(a) Authority. Each of Buyer and Merger Sub has all requisite corporate or limited liability company power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Buyer and Merger Sub and no other corporate proceedings on the part of Buyer or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, the Buyer Stock Issuance, and the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer and Merger Sub and, assuming due execution and delivery by Company, constitutes the legal, valid, and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b) Non-Contravention. The execution, delivery, and performance of this Agreement by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of Buyer or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 6.3(c) have been obtained or made, conflict with or violate any Law applicable to Buyer or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Buyer’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Buyer or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Buyer or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. The Buyer Stock Issuance does not require the approval of Buyer’s stockholders pursuant to applicable Law or the rules and regulations of NASDAQ.

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(c) Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Buyer or Merger Sub in connection with the execution, delivery, and performance by Buyer and Merger Sub of this Agreement or the consummation by Buyer and Merger Sub of the Merger, the Buyer Stock Issuance, and the other transactions contemplated hereby, except for: (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada; (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the Buyer Stock Issuance, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of NASDAQ; (iv) the Other Governmental Approvals; and (v) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(d) Board Approval.

(i) The Buyer Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Buyer duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Buyer Stock Issuance, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Buyer and the Buyer’s stockholders and (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger and the Buyer Stock Issuance, upon the terms and subject to the conditions set forth herein.

(ii) The Merger Sub Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Buyer, as the sole member of Merger Sub and (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein. Buyer, as the sole member of Merger Sub, has approved Merger Sub’s adoption of this Agreement in accordance with the NRS.

Section 6.4 Reservation of Common Stock. Each Buyer Stock Issuance hereunder has been duly authorized and, upon issuance and delivery thereof pursuant to the terms hereof, shall be fully paid and non-assessable. As of the date hereof, Buyer has reserved and shall continue to reserve and keep available at all times, free of Liens and preemptive rights, a sufficient number of shares of Buyer Stock for the purpose of enabling Buyer to issue the Buyer Stock Consideration pursuant to this Agreement.

Section 6.5 Brokers. Except for fees payable to Primary Capital LLC, the fees and expenses of which will be paid by Buyer, neither Buyer, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby for which Company would be liable in connection the Merger.

Section 6.6 Intended Tax Treatment. Neither Buyer nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of Buyer there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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Section 6.7 Merger Sub. Merger Sub: (a) has engaged in no business activities other than those related to the transactions contemplated by this Agreement; and (b) is a direct, wholly-owned Subsidiary of Buyer.

Section 6.8 Litigation. Except as set forth in Section 6.8 of the Buyer Disclosure Letter, there is no Legal Action pending, or to the Knowledge of Buyer, threatened against Buyer or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of Buyer, any officer or director of Buyer or any of its Subsidiaries in their capacities, that, in each case, individually or in the aggregate, challenges, or could have the effect of preventing, delaying, hindering, impeding, making illegal, imposing limitations or conditions on, or otherwise interfering with, any of the transactions contemplated by this Agreement or the other Ancillary Documents.

Section 6.9 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) SEC Filings. Buyer has timely filed with or furnished to, as applicable, the SEC all Buyer SEC Documents required to be filed or furnished by it with the SEC since June 30, 2021. True, correct, and complete copies of all the Buyer SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Buyer SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents. None of the Buyer SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Buyer, none of the Buyer SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Buyer SEC Documents. None of Buyer’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC and neither Buyer nor any of its Subsidiaries is required to file or furnish any forms, reports, or other documents with any securities regulation (or similar) regime of a non-United States Governmental Entity.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the Buyer SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q or other rules and regulations of the SEC); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations and cash flows of Buyer and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

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(c) Undisclosed Liabilities. The audited balance sheet of Buyer dated as of June 30, 2021 contained in the Buyer SEC Documents filed prior to the date hereof is hereinafter referred to as the “Buyer Balance Sheet.” Neither Buyer nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Buyer Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Buyer Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(d) NASDAQ Compliance. Buyer is in compliance in all material respects with all of the applicable listing and corporate governance rules of NASDAQ.

Section 6.10 No Other Representations. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 6 (as modified by the BUYER Disclosure LETTER), BUYER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE OTHER ANCILLARY DOCUMENTS AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THEREUNDER.

ARTICLE VII
TAX MATTERS

Section 7.1 Tax Matters.

(a) The Sellers shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by Company that (i) are due on or before the Closing Date (taking into account any extensions) or (ii) are income Tax Returns for any Pre-Closing Tax Period, and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b) Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company after the Closing Date other than those described in Section 7.1(a). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Buyer to Sellers’ Representative (together with schedules, statements and, to the extent requested by Sellers’ Representative, supporting documentation) at least twenty (20) days prior to the due date (including extensions) of such Tax Return. If Sellers’ Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within ten (10) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Sellers’ Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Sellers’ Representative are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Sellers’ Representative. The preparation and filing of any Tax Return of the Company that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Buyer.

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Section 7.2 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be: (a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and (b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.3 Contests. Buyer agrees to give written notice to Sellers’ Representative of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Agreement (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Sellers’ Representative shall control the contest or resolution of any Tax Claim; provided, however, that Sellers’ Representative shall obtain the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any resolution or settlement of any Tax Claim. Buyer shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Buyer.

Section 7.4 Amendment of Tax Returns, etc. Without the prior written consent of the Sellers’ Representative (which consent shall not be unreasonably withheld, conditioned, or delayed), the Buyer will not and will not cause or permit the Company to (A) grant an extension of any applicable statute of limitations with respect to any Pre-Closing Tax Period, (B) take any action from and after the Closing Date including but not limited to the distribution of any dividend or the effectuation of any redemption, that could give rise to any Tax liability or reduce any Tax asset of the Sellers in respect of any Pre-Closing Tax Period, (C) make any election or deemed election under Section 338 of the Code in connection with this transaction, or (D) make or change any Tax election, initiate a voluntary disclosure with respect to any Tax, amend any Tax Return or take any Tax position on any Tax Return, take any action, omit to take any action or enter into any transaction, merger or restructuring that results, in each case, in any increased Tax liability in respect of any Pre-Closing Tax Period.

Section 7.5 Tax Refunds and Credits. Any refund (or credit received in lieu of a refund) of Taxes of the Company for any Pre-Closing Tax Period, that is actually received by the Buyer or the Company shall be for the account of the Sellers. Promptly upon receipt, the Buyer or the Company shall pay the amount of any such refund (or the amount of the credit received in lieu of such refund) to the Sellers, in accordance with their Pro Rata Portion, by wire transfer of immediately available funds to one or more account(s) designated in writing by the Sellers’ Representative, net of any expenses or costs incurred by the Buyer the Company in connection with the receipt of the refund (or credit) and any Taxes of such relevant party attributable to such refund (or credit). The Buyer shall, at the written request of Sellers, use commercially reasonable efforts to make any necessary filings to claim available income Tax refunds.

Section 7.6 Cooperation and Exchange of Information. The Sellers’ Representative, the Company and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this ARTICLE VII or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Sellers’ Representative, the Company and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Sellers’ Representative, the Company or Buyer (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

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Section 7.7 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.6 and this ARTICLE VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 7.8 Overlap. To the extent that any obligation or responsibility pursuant to ARTICLE X may overlap with an obligation or responsibility pursuant to this ARTICLE VII, the provisions of this ARTICLE VII shall govern.

ARTICLE VIII
Covenants

Section 8.1 Conduct of the Business. During the period from the date of this Agreement until the Effective Time, Company shall, except as expressly permitted or required by this Agreement or as required by applicable Law, or with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), conduct its business in the ordinary course consistent with past practice in all material respects and shall minimize the hiring of any new employees, other than any new employee hired to (i) fulfill a position described on Section 8.1(i) of Company Disclosure Letter or (ii) replace any current employee that departs from the Company after the date hereof (the “Permitted Hires”). Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly required by this Agreement or as required by applicable Law, Company shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed:

(a) enter into any Contracts that provide for payments by the Company in excess of $100,000 in any calendar year (other than in connection with any Permitted Hire);

(b) authorize or make payments of corporate expenses in excess of $20,000 on a monthly basis (other than in connection with any Permitted Hire);

(c) amend its Charter Documents;

(d) (i) split, combine, or reclassify any securities in a manner that would adversely affect the other party or the holders of the other party’s securities relative to the other holders of the first party’s securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any of its securities, or (iii) declare, set aside, or pay any distribution (in property other than cash) in respect of, or enter into any Contract with respect to the voting of, any Company Membership Units;

(e) issue, sell, pledge, dispose of, or encumber any securities;

(f) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person, in each case that would reasonably be expected to prevent, impede, or materially delay the consummation of the Merger or other transactions contemplated by this Agreement;

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(g) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization; or

(h) agree or commit to do any of the foregoing.

Section 8.2 Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE XI, Company shall afford to Buyer and Buyer’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of Company, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of Company and its Subsidiaries, and Company shall furnish promptly to Buyer such other information concerning the business and properties of Company as Buyer may reasonably request from time to time. Company shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Buyer or Merger Sub pursuant to this Agreement. Buyer shall, and shall cause its Representatives and Affiliates to, hold information received from Company pursuant to this Section 8.2 in confidence in accordance with the terms of the Mutual Confidentiality and Non-Circumvention Agreement, dated as of September 9, 2021, between Buyer and Company.

Section 8.3 Non-Circumvention.

(a) From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in ARTICLE XI, each Seller and the Company shall not authorize or permit any of directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Each Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of Company Membership Units by a third-party; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets. Immediately following the execution and delivery of this Agreement, Buyer, as sole member of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the NRS. Buyer shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

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Section 8.4 Notices of Certain Events. Subject to applicable Law, Company shall notify Buyer and Merger Sub, and Buyer and Merger Sub shall notify Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (c) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute the failure of any of the conditions set forth in Article IX of this Agreement to be satisfied; provided that, the delivery of any notice pursuant to this Section 8.4 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 8.5 Directors’ and Officers’ Indemnification and Insurance.

(a) Indemnification. Buyer and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or Manager of Company (each an “D&O Indemnified Party”) as provided in the Charter Documents of Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 4.15 of Company Disclosure Letter, shall be assumed by the Surviving Entity in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms. For a period of six years from the Effective Time, the Surviving Entity shall, and Buyer shall cause the Surviving Entity to, maintain in effect the exculpation, indemnification, and advancement of expenses equivalent to the provisions of the Charter Documents of Company as in effect immediately prior to the Effective Time with respect to acts or omissions by any D&O Indemnified Party occurring prior to the Effective Time, and shall not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

(b) Survival. The obligations of Buyer, Merger Sub, and the Surviving Entity under this Section 8.5 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 8.5 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 8.5 applies shall be third party beneficiaries of this Section 8.5, each of whom may enforce the provisions of this Section 8.5).

(c) Assumptions by Successors and Assigns; No Release or Waiver. In the event Buyer, the Surviving Entity, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Entity, as the case may be, shall assume all of the obligations set forth in this Section 8.5. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 8.5 is not prior to, or in substitution for, any such claims under any such policies.

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Section 8.6 Reasonable Best Efforts.

(a) Governmental and Other Third-Party Approval; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 8.6), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable/as promptly as reasonably practicable (and in any event no later than the End Date), the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations, filings, and notifications (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. Company and Buyer shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If Company, on the one hand, or Buyer or Merger Sub, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

(b) Actions or Proceedings. In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each party shall cooperate in all respects with the other parties and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement.

(c) No Divestitures; Other Limitations. Notwithstanding anything to the contrary set forth in this Agreement, none of the parties, or any of their respective Subsidiaries shall be required to, and may not, without the prior written consent of the other parties, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or Order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of Company, the Surviving Entity, Buyer, Merger Sub, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of Company, the Surviving Entity, Buyer, Merger Sub, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of Company, the Surviving Entity, Buyer, Merger Sub, or any of their respective Subsidiaries.

Section 8.7 Public Announcements. Buyer, in its sole discretion, may issue or cause the publication of any press release or public announcement with respect to this Agreement or the transactions contemplated hereby without the consent of Sellers or the Company; provided, that, to the extent permitted by Law, the Sellers’ Representative shall be given at least 24 hours’ prior written notice of any such publication and shall have the right to review and provide comments for Buyer’s good faith consideration.

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Section 8.8 Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law becomes or is deemed to be applicable to Buyer, Merger Sub, Company, the Merger, or any other transaction contemplated by this Agreement, then each of Company and Sellers on the one hand, and Buyer and the Buyer Board on the other hand, shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Law inapplicable.

Section 8.9 Reorganization Efforts. Each of Company and Buyer shall (and Company and Buyer shall cause their respective Subsidiaries to) use its reasonable best efforts to cause the Merger to qualify, and not take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 8.10 Transfer Taxes. Any and all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be paid equally by Buyer, on the one hand, and Company, on the other. Buyer and Company shall cooperate, at their joint and equal expense, in timely filing any Tax Return or other document with respect to such Taxes or fees.

Section 8.11 Continuing Employees. The Surviving Entity shall offer employment to any Continuing Employee, effective from and after the Closing Date, on such terms as it may determine (except that offers of employment to Tyler Gates and Erik Muendel shall be on the terms set forth in their respective agreements included in the Ancillary Documents). Notwithstanding the foregoing, Buyer shall provide to each Continuing Employee for a period of one (1) year following the Closing (or through their termination date if earlier) with (a) annual base salaries and base wages that are no less than those provided immediately prior to the Closing, (b) cash incentive compensation opportunities that are no less favorable than those provided immediately prior to the Closing, and (c) benefit plans that are substantially similar in the aggregate to those provided immediately prior to the Closing, but excluding any equity based compensation or change of control or retention incentives. To the extent Buyer does not continue a Company Employee Plan, Buyer will make its employee benefit plans and arrangements available to Continuing Employees as follows: Buyer shall credit Continuing Employees with their period of employment with Company or its applicable Affiliate for purposes of eligibility, vesting, participation and benefit accrual (but not benefit accrual under any defined benefit pension plan) in any “employee benefit plan” (as such term is defined by Section 3(3) of ERISA) maintained by Buyer or one of its Affiliates and any vacation, sick, paid-time off, severance pay plan, program or arrangement offered by Buyer or one of its Affiliates, as applicable (collectively, the “Buyer Benefit Plans”), for which such Continuing Employees are eligible, effective as of the date of eligibility. In addition, from and after the Closing Date, Buyer shall use commercially reasonable efforts to (x) cause any pre-existing conditions or limitations and eligibility waiting periods under any Buyer Benefit Plan that is a group health plan to be waived with respect to the Continuing Employees and their eligible dependents to the extent such conditions, limitations, and waiting periods were waived or satisfied under the corresponding Company Employee Plans and (y) give each of the Continuing Employees credit for the plan year in which the Closing occurs toward applicable deductibles and annual out of pocket limits for expenses incurred prior to the Closing for which payment has been made. In addition, Buyer shall take any and all actions as may be required to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including plan loans) to a Buyer Benefit Plan that includes a cash or deferred arrangement under Section 401(k) of the Code for which such Continuing Employees are eligible, effective as of the date of eligibility, in an amount equal to any eligible rollover distribution made to such Continuing Employee from the Company’s 401(k) plan or other applicable tax-qualified retirement plan (including any plan loans). Notwithstanding the foregoing, nothing in this Section 8.11 shall operate to result in a duplication of benefits. Nothing in this Section 8.11, whether express or implied, shall (x) create any rights to continued employment with the Company, the Buyer or any of their Affiliates or in any way prohibit the Buyer, the Company or any of their Affiliates from terminating the employment of any Continuing Employee at any time and for any reason, (y) be construed as an amendment of any Company Plan or Buyer Benefit Plan or (z) grant any third party beneficiary rights under this Agreement to any Person. Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Buyer or the Surviving Entity to terminate, any Continuing Employee for any reason, (ii) require Buyer or the Surviving Entity to continue any Company Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time, (iii) be construed as an amendment of any Company Employee Plan or Buyer Benefit Plan, (iv) grant any third party beneficiary rights under this Agreement to any Person or (v) restrict Buyer or the Surviving Entity from reducing the annual base salary, base wage or cash incentive compensation opportunities of any Continuing Employee, so long as such reduction is consistent (in amount and duration) with a company-wide reduction in the annual base salaries, base wages or cash incentive compensation opportunities of the employees of the Buyer and its Subsidiaries generally.

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Section 8.12 Non-Competition. Non-Solicitation.

(a) For a period of three years commencing on the Closing Date (the “Restricted Period”), each of Erik Muendel and Tyler Gates shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in any business that competes with the business engaged in by Company as of the Closing Date (the “Restricted Business”) anywhere in the world (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client or customer of Company during the one-year period preceding the prohibited conduct with whom the applicable Seller has had substantial dealings or supervisory authority (each, a “Covered Customer”) to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, such Seller may (1) engage in the activities set forth on Section 8.12 of the Company Disclosure Letter or (2) own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange or national market system if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 2% or more of any class of securities of such Person.

(b) During the Restricted Period, each Seller shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, hire or solicit any Person who is offered employment by Buyer pursuant hereto or is or was employed by the Buyer during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 8.12(b) shall prevent such Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Each Seller acknowledges that a breach or threatened breach of this Section 8.12 may give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

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Section 8.13 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of Surviving Entity, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of Company or Merger Sub, any other reasonable actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Entity any and all right, title, and interest in, to and under any of the rights, properties, or assets of Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger, pursuant to the terms of this Agreement. Buyer shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

ARTICLE IX
Conditions TO CLOSING

Section 9.1 Conditions to Obligation of Buyer to Effect the Closing. The obligation of Buyer and Merger Sub to effect the Closing is subject to the satisfaction or waiver by Buyer, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company set forth in ARTICLE IV and of Sellers in ARTICLE V of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Covenants. Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c) Auditor Consent. Buyer shall have received from the Auditors written notice that, in their sole discretion, the preparation of the Company’s audited financial statements has made sufficient progress as of the date of such notice (provided, that, notwithstanding anything in this Agreement to the contrary, the condition set forth in this Section 9.1(c) shall automatically be deemed satisfied beginning on August 1, 2022).

(d) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Officers Certificate. Buyer will have received a certificate, signed by the chief executive officer or chief financial officer of Company, certifying as to the matters set forth in Section 9.1(a) and Section 9.1(b) hereof.

Section 9.2 Conditions to Obligations of Company to Effect the Closing. The obligation of Company to effect the Closing is subject to the satisfaction or waiver by Company, at or prior to the Closing Date, of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Buyer and Merger Sub (other than Section 6.2) set forth in ARTICLE VI of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Buyer Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; and (ii) the representations and warranties of Buyer and Merger Sub contained in Section 6.2 will be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date).

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(b) Performance of Covenants. Buyer and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c) Buyer Material Adverse Effect. Since the date of this Agreement, there shall not have been any Buyer Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(d) Officers Certificate. Company will have received a certificate, signed by an officer of Buyer, certifying as to the matters set forth in Section 9.2(a), Section 9.2(b), and Section 9.2(c).

(e) Listing. The shares of Buyer Stock constituting the Buyer Stock Consideration shall have been approved for listing on NASDAQ, subject to official notice of issuance.

ARTICLE X
INDEMNIFICATION

Section 10.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is the eighteen (18) month anniversary of the Closing Date; provided, that (i) the representations and warranties in Section 4.1 (Organization; Standing and Power), Section 4.2 (Capital Structure), Section 4.3(a) (Authority), Section 4.6 (Taxes) and Section 4.10 (Brokers) (the “Company Fundamental Reps”) shall survive until the applicable statute of limitations, (ii) the representations and warranties in Section 4.7 (Intellectual Property) (the “Intellectual Property Reps”) shall survive until the date that is the twenty-four (24) month anniversary of the Closing Date, and (iii) the representations and warranties in Section 6.1 (Organization; Standing and Power; Charter Documents), Section 6.2 (Capitalization), Section 6.3(a) (Authority), and Section 6.5 (Brokers) (the “Buyer Fundamental Reps”) shall survive until the applicable statute of limitations. All covenants and agreements of the parties contained herein that require performance after the Closing shall survive the Closing until fully performed or observed in accordance with their terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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Section 10.2 Indemnification by Sellers. Subject to the other terms and conditions of this ARTICLE X, Sellers, severally and not jointly (in accordance with their Pro Rata Portion), shall indemnify and defend each of Buyer and its Affiliates (including the Surviving Entity after the Closing) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company or the Sellers contained in this Agreement or in any certificate delivered by or on behalf of the Company pursuant to Sections 2.3(a)(i)-(iv) of this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or the Sellers pursuant to this Agreement;

(c) any claim made by any Seller relating to such Person’s rights with respect to the Merger Consideration; and

(d) any Disclosed Litigation.

Section 10.3 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE X, Buyer shall indemnify and defend each of the Sellers and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer and Merger Sub contained in this Agreement or in any certificate delivered by or on behalf of Buyer or Merger Sub pursuant to Sections 2.3(b)(iii)-(v) of this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer or Merger Sub pursuant to this Agreement.

Section 10.4 Certain Limitations. The indemnification provided for in Section 10.2 and Section 10.3 shall be subject to the following limitations:

(a) Sellers shall not be liable to the Buyer Indemnitees for indemnification under Section 10.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 10.2(a) exceeds $100,000 (the “Basket”), in which event Sellers shall only be required to pay or be liable for Losses in excess of the Basket. The aggregate amount of all Losses for which Sellers may be liable pursuant to Section 10.2(a) shall not exceed fifteen percent (15%) of the Purchase Price actually received by the Sellers (the “Cap”); provided that such limitation shall not apply to any such Losses (i) with respect to breaches of Company Fundamental Reps, for which the maximum amount recoverable by the Buyer Indemnitees shall be limited to the Purchase Price actually received by the Sellers and (ii) with respect to breaches of the Intellectual Property Reps, for which the maximum amount recoverable by the Buyer Indemnitees shall be limited to thirty percent (30%) of the Purchase Price actually received by the Sellers. The aggregate Liability of a particular Seller in respect of any Loss for which such Seller indemnifies the Buyer Indemnitees pursuant to Section 10.2 shall not exceed an amount equal to the Purchase Price actually received by such Seller pursuant to this Agreement.

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(b) Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 10.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 10.3(a) exceeds the Basket, in which event Buyer shall only be required to pay or be liable for Losses in excess of the Basket. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 10.3(a) shall not exceed the Cap; provided that such limitation shall not apply to any such Losses with respect to breaches of Buyer Fundamental Reps, for which the maximum amount recoverable by any Seller Indemnitee shall be limited to the Purchase Price actually received by such Seller.

(c) For purposes of calculating the monetary amount of Losses for which any Legal Action may be made against any Indemnifying Party, (i) the amount of any Losses corresponding to any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty, (ii) there shall be no duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement (and no Indemnified Party will be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Indemnified Party or its Affiliate has received indemnification payments for or been reimbursed for such amount under any other provision of this Agreement or any other document executed in connection with this Agreement (i.e., no double recovery)) and (iii) such monetary amount shall be decreased to the extent of any amounts actually recovered by an Indemnified Party under applicable insurance policies. Each Indemnified Party agrees that it shall, and cause its Affiliates to, use commercially reasonable efforts to (x) make or cause to be made all reasonable claims for insurance under insurance policies that may be applicable to the matter giving rise to the indemnification claim hereunder, and (y) mitigate any Losses after becoming aware of such Losses or any event or condition that could reasonably be expected to give rise to any such Losses.

(d) Except with respect to an action for which specific performance is sought (and solely to the extent such action seeks such relief), each Party acknowledges and agrees that its sole and exclusive remedy with respect to all claims relating to any breach, inaccuracy, or nonfulfillment of any representation, warranty, covenant or agreement in this Agreement or otherwise relating to the transactions contemplated hereby shall be in accordance with, and limited by, the indemnification provisions set forth in this ARTICLE X. In furtherance of the foregoing, except with respect to Section 12.11, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE X.

Section 10.5 Indemnification Procedures. The party making a claim under this ARTICLE X is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE X is referred to as the “Indemnifying Party”. For purposes of this ARTICLE X, (i) if Buyer (or any other Buyer Indemnitee) comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to Sellers, and (ii) if Buyer comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to Sellers. Any payment received by any Seller as the Indemnified Party shall be distributed to the other Sellers in accordance with this Agreement.

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(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Legal Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is a Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a then-current material supplier or customer of the Surviving Entity, or (y) seeks an injunction or other equitable relief against the Indemnified Parties. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 10.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 10.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within five (5) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 10.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

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(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 10.6 Payments

(a) Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE X, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication, in accordance with Section 10.6(c). The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to, but excluding, the date such payment has been made at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(b) Except as expressly set forth herein, any Losses payable to a Buyer Indemnitee pursuant to ARTICLE X shall be satisfied from the Sellers pro rata, severally and not jointly, in accordance with each Seller’s Pro Rata Portion.

(c) Any indemnification payment owed by a Seller pursuant to this ARTICLE X shall be effected by a combination of (i) a cash payment (either by wire transfer of immediately available funds to an account designated by the Indemnified Party or, at the Buyer’s option, by right of set-off (“Right of Set-Off’) against cash payments otherwise payable by Buyer to Sellers hereunder) and (ii) forfeiture and cancellation of Buyer Stock held by such Seller and acquired pursuant to this Agreement (calculated by dividing the applicable portion of the indemnification payment by the 30-Day VWAP (as measured as of the date of such forfeiture)), in each case, in proportions equal to the respective proportions of cash and Buyer Stock that comprise the Merger Consideration that such Seller has received to date; provided, that in the event that relevant indemnification payment is less than $200,000, such Seller may elect to effect such payment solely through the forfeiture and cancellation of Buyer Stock pursuant to clause (ii) above. To the extent that Buyer plans to exercise its Right of Set-Off, Buyer shall first provide at least ten (10) Business Days’ prior written notice to each of the Sellers detailing Buyer’s intent to exercise its Right of Set-Off.

Section 10.7 Tax Treatment. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

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Section 10.8 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 9.1 or Section 9.2, as the case may be.

ARTICLE XI
Termination, Amendment, and Waiver

Section 11.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Buyer and Company.

Section 11.2 Termination by Either Buyer or Company. This Agreement may be terminated by either Buyer or Company at any time prior to the Closing if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, the Buyer Stock Issuance, or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.2 shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the principal cause of, or was a contributing factor that resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order:

Section 11.3 Termination by Buyer. This Agreement may be terminated by Buyer at any time prior to the Closing:

(a) if Company shall have approved or adopted, or recommended the approval or adoption of, any Acquisition Proposal; or

(b) if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Company or Sellers set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 9.1(a) or Section 9.1(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that Buyer shall have given Company at least 30 days written notice prior to such termination stating Buyer’s intention to terminate this Agreement pursuant to this Section 11.3(b); provided further, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 11.3(b) if Buyer or Merger Sub is then in breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied.

Section 11.4 Termination by Company. This Agreement may be terminated by Company at any time prior to the Closing if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of Buyer or Merger Sub set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 9.2(a) or Section 9.2(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that Company shall have given Buyer at least 30 days written notice prior to such termination stating Company’s intention to terminate this Agreement pursuant to this Section 11.4; provided further, that Company shall not have the right to terminate this Agreement pursuant to this Section 11.4 if Company is then in material breach of any representation, warranty, covenant, or obligation hereunder that would cause any condition set forth in Section 9.2(a) or Section 9.2(b) not to be satisfied:

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Section 11.5 Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this ARTICLE XI (other than pursuant to Section 11.1) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 11.5 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to ARTICLE XI, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, member, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) this Section 11.5, Section 11.6, and ARTICLE XII (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 11.6 Expenses. All Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses, except Buyer shall bear all expenses incurred in connection with: the preparation of the Company’s audited financial statements; and the preparation, filing and delivery of any current report filed on Form 8-K relating to the Merger and this Agreement.

Section 11.7 Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, by written agreement signed by each of the parties hereto.

Section 11.8 Extension; Waiver. At any time prior to the Effective Time, Buyer or Merger Sub, on the one hand, or Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE XII
Miscellaneous

Section 12.1 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include Company Disclosure Letter and Buyer Disclosure Letter.

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(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 12.2 Governing Law. This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of New York.

Section 12.3 Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the federal and state courts sitting in New York County of the State of New York. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 12.5 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 12.3; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 12.4 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.4.

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Section 12.5 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.5):

If to Buyer, Merger Sub or Company (after the Closing), to:

With a copy (which shall not constitute notice) to:

The Glimpse Group, Inc.	Sichenzia Ross Ference LLP
15 West 38th Street, 9th Floor	1185 Avenue of the Americas, 31st Floor
New York, New York 10018	New York, New York 10036
Attention: Lyron Bentovim, President and	Attention: Darrin Ocasio
Chief Executive Officer

E-mail: Lyron@theglimpsegroup.com	E-mail: dmocasio@srf.law

If to Company (before the Closing), to:

With a copy (which shall not constitute notice) to:

Brightline Interactive, LLC	Pillsbury Winthrop Shaw Pittman LLP
21745 Red Rum Drive, Suite 242	1200 Seventeenth Street NW
Ashburn, VA 20147	Washington, D.C. 20036-3006
Attention : Tyler Gates, CEO	Attention: Steven Kaplan
E-mail: tyler@brightlineinteractive.com	E-mail: steven.kaplan@pillsburylaw.com

If to Sellers’ Representative, to:	With a copy (which shall not constitute notice):

Bruce Gates	Pillsbury Winthrop Shaw Pittman LLP
221 South Yellowstone Street	1200 Seventeenth Street NW
Livingston, MT 59047	Washington, D.C. 20036-3006
E-mail : bruceagates@gmail.com	Attention: Steven Kaplan
E-mail: steven.kaplan@pillsburylaw.com

Section 12.6 Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), Company Disclosure Letter, the Buyer Disclosure Letter and the Ancillary Documents constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Buyer Disclosure Letter, Company Disclosure Letter (other than an exception expressly set forth as such in the Buyer Disclosure Letter or Company Disclosure Letter) or an Ancillary Document, the statements in the body of this Agreement will control.

Section 12.7 No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 12.8 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.9 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Buyer or Merger Sub, on the one hand, nor Company or Sellers on the other hand, may assign its or their rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld, conditioned, or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 12.10 Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 12.11 Disclosure Letters. Each of the Company Disclosure Letter and Buyer Disclosure Letter has been arranged, for purposes of convenience only, in separate sections and subsections corresponding to the Sections and subsections of ARTICLE IV, ARTICLE V and ARTICLE VI, as applicable. Any information set forth in any subsection of the Company Disclosure Letter or Buyer Disclosure Letter shall be deemed to be disclosed and incorporated by reference in each of the other subsections of such Disclosure Letter as though fully set forth in such other subsections (whether or not specific cross-references are made) to the extent it is reasonably apparent that such disclosure also qualifies or applies to such other subsections. No reference to or disclosure of any item or other matter in the Company Disclosure Letter or Buyer Disclosure Letter shall be construed, in and of itself, as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in such Disclosure Letter. The information set forth in the Company Disclosure Letter or Buyer Disclosure Letter is disclosed solely for purposes of this Agreement, and no information set forth therein shall be deemed, in and of itself, to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of any Contract.

Section 12.12 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court sitting in New York County of the State of New York , in addition to any other remedy to which they are entitled at Law or in equity.

(b) Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 12.12, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

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Section 12.13 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

Section 12.14 No Recourse Against Third Parties. Notwithstanding any other provision of this Agreement, except to the extent otherwise agreed in writing, no claim (whether at law or in equity, whether in contract, tort, statute or otherwise) may be asserted by Company, the Sellers, Buyer, Merger Sub, any Affiliate of any of the foregoing (including, with respect to Buyer, from and after the Closing, Company) or any Person claiming by, through or for the benefit of any of them, against any Person who is not party to this Agreement, including any equity holders, partners, members, controlling persons, directors, officers, employees, incorporators, managers, agents, Representatives, or Affiliates of Buyer or the Company, Seller or the heirs, executors, administrators, successors or assigns of any of the foregoing (or any Affiliate of any of the foregoing) that is not a party to this Agreement (each a “Non-Party Affiliate”) with respect to matters arising in whole or in part out of, related to, based upon, or in connection with the business of the Company, the Company, this Agreement, the Ancillary Documents or their subject matter or the transactions contemplated hereby or thereby or with respect to any actual or alleged inaccuracies, misstatements or omissions with respect to information furnished by or on behalf of the Company or any Non-Party Affiliate in any way concerning the business of the Company, the Company, this Agreement or its subject matter or the transactions contemplated hereby.

Section 12.15 Provision Respecting Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that Pillsbury Winthrop Shaw Pittman LLP is serving as counsel to the Company and the Sellers’ Representative in connection with the negotiation, preparation, execution and delivery of this Agreement prior to Closing and the consummation of the transactions contemplated hereby, and that, following Closing and consummation of the transactions contemplated hereby, Pillsbury Winthrop Shaw Pittman LLP (or any successor) may serve as counsel to the Sellers and the Sellers’ Representative (individually and collectively, the “Seller Group” (which will no longer include the Company)) or any director, manager, member, partner, officer, employee, Affiliate or Representative of the Seller Group (which will no longer include the Company), in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation, and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. In addition, all communications involving attorney-client confidences between any Sellers, the Sellers’ Representative and their respective Affiliates which pertain to the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to such Sellers, the Sellers’ Representative and their respective Affiliates (and not the Company). Accordingly, the Company shall not have access to any such communications, or to the files of Pillsbury Winthrop Shaw Pittman LLP relating to such engagement. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Sellers, the Sellers’ Representative and their respective Affiliates (and not the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and the Company shall not be the holders thereof, (b) to the extent that files of Pillsbury Winthrop Shaw Pittman LLP in respect of such engagement constitute property of the client, only the Sellers, the Sellers’ Representative and their respective Affiliates (and not the Company) shall hold such property rights, and (c) Pillsbury Winthrop Shaw Pittman LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company by reason of any attorney-client relationship between Pillsbury Winthrop Shaw Pittman LLP and the Company.

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Section 12.16 Sellers’ Representative.

(a) Appointment. By executing this Agreement, each Seller shall be deemed to have constituted and appointed, effective from and after the Effective Time, Bruce Gates as agent and attorney-in-fact for and on behalf of each Seller to act as the Sellers’ Representative under this Agreement, including in respect of the following matters:

(i) giving and receiving any notice or instruction permitted or required to be given to or received by any Seller under this Agreement;

(ii) coordinating the common defense of all indemnity claims against the Sellers by any Indemnified Party pursuant to this Agreement (a “Indemnity Claim”),

(iii) consenting to, compromising or settling all Indemnity Claims,

(iv) conducting negotiations with Buyer and its Representatives regarding such Indemnity Claims,

(v) dealing with Buyer under this Agreement with respect to all matters arising under this Agreement, and

(vi) engaging counsel, accountants or other advisors in connection with the foregoing matters.

(b) Authorization. Each Seller shall authorize the Sellers’ Representative, on such Seller’s behalf, to:

(i) receive all notices or documents given or to be given to any of the Sellers by Buyer or the Surviving Entity pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement;

(ii) engage counsel, and such accountants and other advisors for any of the Sellers and incur such other expenses on behalf of any of the Sellers in connection with this Agreement and the transactions contemplated hereby or thereby as the Sellers’ Representative may in its sole discretion deem appropriate;

(iii) take such action on behalf of any of the Sellers as the Sellers’ Representative may in its sole discretion deem appropriate in respect of: (A) taking such other action as the Sellers’ Representative is authorized to take under this Agreement; (B) receiving all documents or certificates and making all determinations, on behalf of any of the Sellers, required under this Agreement; and (C) all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement, including, the defense and/or settlement of any claims for which indemnification is sought pursuant to ARTICLE X and any waiver of any obligation of Buyer or the Surviving Entity.

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(c) Decisions. All actions, decisions and instructions of the Sellers’ Representative shall be conclusive and binding upon all of the Sellers and such Seller’s successors as if expressly confirmed and ratified in writing by such Seller and no Seller shall have any claim or cause of action against the Sellers’ Representative, and the Sellers’ Representative shall have no liability to any Seller, for any action taken, decision made or instruction given by the Sellers’ Representative in connection with this Agreement, except in the case of its own gross negligence or willful misconduct. The Sellers shall severally and not jointly (in accordance with their Pro Rata Portion), indemnify and hold harmless Sellers’ Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages, fees and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Sellers’ Representative under this Agreement (the “Representative Losses”), in each case as such Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Representative Loss or any portion thereof was primarily caused by the gross negligence or willful misconduct of the Sellers’ Representative, then Sellers’ Representative shall reimburse the Sellers the amount of such indemnified Representative Loss attributable to such gross negligence or intentional misconduct. The Sellers’ Representative may engage attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, and maintain such records, as the Sellers’ Representative may deem necessary or desirable and incur other out-of-pocket expenses related to performing its services hereunder (which shall, for the avoidance of doubt, constitute Representative Losses).

(d) Confidentiality. The Sellers’ Representative (i) shall not disclose to any other Person any information provided to it by Buyer or any of its Representatives in connection with this Agreement and the transactions contemplated except (a) to the Sellers’ Representative’s advisors, officers, directors and employees, so long as such parties are informed of the confidential nature of such information, (b) as required by applicable Law, (c) in connection with the enforcement of any rights of Sellers’ Representative hereunder or otherwise related to the transactions contemplated herein and (d) to the extent that such information can be shown to have been in the public domain through no fault of the Sellers’ Representative and (ii) shall not use such information other than solely in its capacity as Sellers’ Representative hereunder.

(e) Successor Sellers’ Representative. If the Sellers’ Representative shall die, become disabled, resign or otherwise be unable to fulfill its responsibilities hereunder, the Sellers who in the aggregate held at least a majority of the Company Membership Units immediately prior to the Effective Time shall appoint a new Sellers’ Representative as soon as reasonably practicable by written consent by sending notice and a copy of the duly executed written consent appointing such new Sellers’ Representative to Buyer and the Surviving Entity. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Buyer and the Surviving Entity. Sellers who in the aggregate held at least a majority of the Company Membership Units immediately prior to the Effective Time shall have the right at any time to remove the then-acting Sellers’ Representative and to appoint a successor Sellers’ Representative; provided, however, that neither such removal of the then acting Sellers’ Representative nor such appointment of a successor Sellers’ Representative shall be effective until the delivery to Buyer and the Surviving Entity of executed counterparts of a writing signed by each such Seller with respect to such removal and appointment, together with an acknowledgment signed by the successor Sellers’ Representative appointed in such writing that it, he or she accepts the responsibility of successor Sellers’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Sellers’ Representative. Each successor Sellers’ Representative shall have all of the power, authority, rights, privileges and obligations conferred by this Agreement upon the original Sellers’ Representative, and the term “Sellers’ Representative” as used herein shall be deemed to include any interim or successor Sellers’ Representative.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

THE GLIMPSE GROUP, INC.

By:	/s/ Lyron L. Bentovim
Lyron L. Bentovim
Chief Executive Officer

GLIMPSE MERGER SUB, LLC

By:	/s/ Lyron L. Bentovim
Lyron L. Bentovim
President

[Signature Page to Agreement and Plan of Merger]

BRIGHTLINE INTERACTIVE, LLC

By:	/s/ Tyler Gates
Tyler Gates
Chief Executive Officer

SELLERS:

By:	/s/ Erik Muendel
Erik Muendel

By:	/s/ Bradley Nierenberg
Bradley Nierenberg, as Trustee of the Bradley S. Nierenberg Trust

By:	/s/ Bruce Gates
Bruce Gates

By:	/s/ Joyce Gates
Joyce Gates

By:	/s/ Barton Gates
Barton Gates

By:	/s/ Tyler Gates
Tyler Gates

SELLERS’ REPRESENTATIVE:

By:	/s/ Bruce Gates
Bruce Gates

[Signature Page to Agreement and Plan of Merger]